COPY






                     STOCK AND ASSET PURCHASE AGREEMENT


                                   AMONG


                          SMITHKLINE BEECHAM PLC,


                       SMITHKLINE BEECHAM CORPORATION
                       (for certain limited purposes)


                                    and


                       QUEST DIAGNOSTICS INCORPORATED





                        Dated as of February 9, 1999


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                             TABLE OF CONTENTS


                                                                       Page


                                 ARTICLE I

                                Definitions

SECTION 1.01.  Definitions............................................     1


                                 ARTICLE II

                      Purchase and Sale of the Shares
                       and the Other Assets; Closing

SECTION 2.01.  Purchase and Sale of the Shares and the Other Assets........9
SECTION 2.02.  Assumption and Exclusion of Liabilities for the
                         Non-U.S. Clinical Laboratories Business..........11
SECTION 2.03.  Closing....................................................12
SECTION 2.04.  Adjustment of Cash Purchase Price..........................13
SECTION 2.05.  Intercompany Accounts......................................14


                                ARTICLE III

                  Representations and Warranties of Seller

SECTION 3.01.  Authority..................................................15
SECTION 3.02.  No Conflicts; Consents.....................................15
SECTION 3.03.  The Shares.................................................16
SECTION 3.04.  Organization and Standing..................................16
SECTION 3.05.  Capital Stock of the Company and the Company Subsidiary....17
SECTION 3.06.  Equity Interests...........................................17
SECTION 3.07.  Financial Statements; Undisclosed Liabilities..............17
SECTION 3.08.  Taxes......................................................18


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SECTION 3.09.  Assets Other than Intellectual Property and Real
                  Property Interests......................................20
SECTION 3.10.  Real Property..............................................21
SECTION 3.11.  Contracts..................................................22
SECTION 3.12.  Litigation.................................................24
SECTION 3.13.  Benefit Plans..............................................25
SECTION 3.14.  Absence of Changes or Events...............................27
SECTION 3.15.  Compliance with Applicable Laws; Corporate
                         Integrity Agreement..............................27
SECTION 3.16.  Environmental and Health and Safety Matters................28
SECTION 3.17.  Employee and Labor Matters.................................28
SECTION 3.18.  Information Supplied.......................................29
SECTION 3.19.  Receivables................................................29
SECTION 3.20.  Intellectual Property......................................29
SECTION 3.21.  Sufficiency of Assets......................................30


                                 ARTICLE IV

                  Representations and Warranties of Buyer

SECTION 4.01.  Authority..................................................31
SECTION 4.02.  No Conflicts; Consents.....................................31
SECTION 4.03.  Organization and Standing of the Buyer Subsidiaries........32
SECTION 4.04.  Capital Stock of Buyer and the Buyer Subsidiaries..........32
SECTION 4.05.  SEC Documents; Undisclosed Liabilities.....................33
SECTION 4.06.  Litigation.................................................34
SECTION 4.07.  Absence of Changes or Events...............................35
SECTION 4.08.  Compliance with Applicable Laws; Corporate
                         Integrity Agreement..............................35
SECTION 4.09.  Securities Act.............................................35
SECTION 4.10.  Availability of Funds......................................36
SECTION 4.11.  Information Supplied.......................................36
SECTION 4.12.  Taxes......................................................36
SECTION 4.13.  Benefit Plans..............................................37
SECTION 4.14.  Real Property..............................................37
SECTION 4.15.  Intellectual Property......................................38


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SECTION 4.16.  Assets Other than Intellectual Property and Real
                         Property Interests...............................38
SECTION 4.17.  Employee and Labor Matters.................................38
SECTION 4.18.  Environmental and Health and Safety Matters................39


                                 ARTICLE V

                            Covenants of Seller

SECTION 5.01.  Access.....................................................39
SECTION 5.02.  Ordinary Conduct...........................................40
SECTION 5.03.  Confidentiality............................................42
SECTION 5.04.  Insurance..................................................42
SECTION 5.05.  Resignations...............................................43
SECTION 5.06.  No Additional Representations..............................43
SECTION 5.07.  Supplemental Disclosure....................................43
SECTION 5.08.  Financial Statements.......................................43
SECTION 5.09.  No Solicitation or Negotiation.............................44
SECTION 5.10.  Certain Transfers - Intellectual Property and Licenses
                         Under the diaDexus Agreement.....................44
SECTION 5.11.  Certain Licenses...........................................45
SECTION 5.12.  Senior Level Employees.....................................46


                                 ARTICLE VI

                             Covenants of Buyer

SECTION 6.01.  Access.....................................................46
SECTION 6.02.  Conduct of Business of Buyer...............................47
SECTION 6.03.  Confidentiality............................................48
SECTION 6.04.  No Additional Representations..............................48
SECTION 6.05.  Supplemental Disclosure....................................49
SECTION 6.06.  Seller Guarantees..........................................49
SECTION 6.07.  Use of Certain Names.......................................49


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SECTION 6.08.  Buyer Rights Agreement; Consequences if Buyer
                         Rights Triggered.................................49
SECTION 6.09.  Preparation of the Proxy Statement; Buyer
                         Stockholders Meeting.............................50
SECTION 6.10.  Financing..................................................50
SECTION 6.11.  No Solicitation or Negotiation.............................51


                                ARTICLE VII

                              Mutual Covenants

SECTION 7.01.  Consents...................................................52
SECTION 7.02.  Cooperation................................................52
SECTION 7.03.  Publicity..................................................53
SECTION 7.04.  Reasonable Best Efforts....................................53
SECTION 7.05.  Antitrust Notification.....................................53
SECTION 7.06.  Records....................................................54
SECTION 7.07.  Support Services...........................................54
SECTION 7.08.  Fees and Expenses..........................................54
SECTION 7.09.  The Other Assets...........................................55
SECTION 7.10.  Further Assurances.........................................56
SECTION 7.11.  Year 2000..................................................56


                                ARTICLE VIII

                        Employee and Related Matters

SECTION 8.01.  Employment.................................................58
SECTION 8.02.  Benefit Plans; Coverage....................................58
SECTION 8.03.  Past Service Credit........................................59
SECTION 8.04.  Accrued Vacation, Personal and Sick Days...................59
SECTION 8.05.  Seller's Pension Plan......................................60
SECTION 8.06.  401(k) Plan................................................60
SECTION 8.07.  Medical and Dental.........................................60
SECTION 8.08.  Long-Term Disability.......................................61
SECTION 8.09.  WARN Act...................................................61
SECTION 8.10.  Life Insurance.............................................61
SECTION 8.11.  Employment Claims; Workers Compensation....................62
SECTION 8.12.  Cooperation; Employment Records............................62


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SECTION 8.13.  No Right to Plan Participation or Continued Employment.....62
SECTION 8.14.  Non-U.S. Employees/Transfer Provisions.....................62
SECTION 8.15.  MRI Bonuses................................................63


                                 ARTICLE IX

                                Tax Matters

SECTION 9.01.  Tax Indemnity..............................................64
SECTION 9.02.  Procedures Relating to Indemnification of Tax Claims.......66
SECTION 9.03.  Preparation and Filing of Tax Returns......................68
SECTION 9.04.  Tax Covenants..............................................69
SECTION 9.05.  Cooperation on Tax Matters.................................69
SECTION 9.06.  Tax Refunds and Credits....................................70
SECTION 9.07.  Filing of Amended Tax Returns..............................70
SECTION 9.08.  Transfer, Documentary, Sales, Use, Registration and
                         Other Similar Transfer Taxes.....................71
SECTION 9.09.  Certificate Showing Exemption from Withholding.............71
SECTION 9.10.  Termination of Tax Sharing Agreements......................71
SECTION 9.11.  Seller Subsidiary Election.................................71
SECTION 9.12.  Seller Tax Items...........................................71
SECTION 9.13.  Miscellaneous..............................................75


                                 ARTICLE X

                           Conditions to Closing

SECTION 10.01.  Buyer's Obligation........................................76
SECTION 10.02.  Seller's Obligation.......................................77
SECTION 10.03.  Frustration of Closing Conditions.........................77


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                                 ARTICLE XI

                              Indemnification

SECTION 11.01.  Survival of Representations and Warranties................78
SECTION 11.02.  Indemnification by Seller.................................78
SECTION 11.03.  Indemnification by Buyer..................................80
SECTION 11.04.  Certain Procedures........................................82
SECTION 11.05.  Adjustments; Limitations on Indemnity.....................83
SECTION 11.06.  Additional Indemnification by Seller......................84
SECTION 11.07.  Seller Subsidiary Liability...............................86
SECTION 11.08  Termination of Indemnification.............................86


                                ARTICLE XII

                                Termination

SECTION 12.01.  Termination...............................................86
SECTION 12.02.  Consequences of Termination...............................87
SECTION 12.03.  Return of Confidential Information........................87


                                ARTICLE XIII

                               Miscellaneous

SECTION 13.01.  Interpretation............................................88
SECTION 13.02.  Amendments................................................88
SECTION 13.03.  Assignment................................................88
SECTION 13.04.  No Third-Party Beneficiaries..............................89
SECTION 13.05.  Notices...................................................89
SECTION 13.06.  Attorney Fees.............................................90
SECTION 13.07.  Counterparts..............................................90
SECTION 13.08.  Entire Agreement..........................................90
SECTION 13.09.  Fees......................................................90
SECTION 13.10.  Severability..............................................90
SECTION 13.11.  Consent to Jurisdiction...................................90
SECTION 13.12.  Waiver of Jury Trial......................................91
SECTION 13.13.  Governing Law.............................................91


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Schedule 1(a)         Seller Entities
Schedule 1(b)         Certain Seller Individuals
Schedule 1(c)         Certain Buyer Individuals
Schedule 5.10         diaDexus Rights
Schedule 8.02         Benefit Matters

EXHIBIT A             Form of Clinical Trials Agreement
EXHIBIT B             Summary of Terms of Data Access Agreement
EXHIBIT C             Form of Stockholders Agreement
EXHIBIT D             Form of Transition Services Agreement
EXHIBIT E             Form of Non-Competition Agreement

                     STOCK AND ASSET PURCHASE AGREEMENT


          STOCK AND ASSET PURCHASE AGREEMENT dated as of February 9, 1999 (this "Agreement"), among SmithKline Beecham plc, a public limited company organized under the laws of England ("Seller"); for purposes of Articles IX, XI and XIII only, SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller ("Seller Subsidiary"); and Quest Diagnostics Incorporated, a Delaware corporation ("Buyer").

          WHEREAS, Seller Subsidiary owns all of the issued and outstanding shares of Class A Common Stock, without par value (the "Class A Common Stock"), and Class B Common Stock, without par value (the "Class B Common Stock") (collectively, the "Shares"), of SBCL, Inc., a Delaware corporation (the "Company");

          WHEREAS, Seller and the Affiliates (as defined below) of Seller set forth on Schedule 1(a) (the "Seller Entities") own certain assets used in the Non-U.S. Clinical Laboratories Business (as defined below); and

          WHEREAS, Seller wishes to cause Seller Subsidiary to sell to Buyer, and Buyer wishes to purchase from Seller Subsidiary, the Shares and to sell to Buyer and to cause the Seller Entities to sell to Buyer, and Buyer wishes to purchase from Seller and the Seller Entities, certain assets used in the Non-U.S. Clinical Laboratories Business, and Buyer is willing to assume certain liabilities associated with the Non- U.S. Clinical Laboratories Business, all upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Buyer, Seller and, for the limited purposes set forth above, Seller Subsidiary hereby agree as follows:

                                 ARTICLE I

                                Definitions

          SECTION 1.01. Definitions. (a) For purposes of this Agreement:

          "Acquired Rights Directive" means the relevant local transposition of Council Directive (77/187/EEC) as amended, namely the Transfer of Undertakings (Protection of Employees) Regulations 1981 in the UK, Collective Bargaining agreement No 32bis of 7 June 1985 in Belgium and articles of L122- 12 of the French Labour Code in France.

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

          "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

          "Business" means the business of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, in each case as currently conducted.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "Buyer Material Adverse Effect" means any change or effect that is or would be reasonably likely to be materially adverse to the business, results of operations, financial condition or assets of Buyer and the Buyer Subsidiaries, taken as a whole.

          "Buyer's Accountants" means PricewaterhouseCoopers LLP, independent accountants of Buyer.

          "Clinical Laboratory Services" means clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) or providing to any unaffiliated Person, in any manner, directly or indirectly, data or information products or services which substantially consists of laboratory data.

          "Clinical Trials Agreement" means the Clinical Trials Agreement, substantially in the form of Exhibit A.

          "Company Material Adverse Effect" means any change or effect that is or would be reasonably likely to be materially adverse to the business, results of operations, financial condition or assets of the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, taken as a whole.

          "Company Subsidiary" means SmithKline Beecham Clinical
     Laboratories, Inc., a Delaware corporation.

          "Consolidated Tangible Net Worth" means Total Tangible Assets minus Total Liabilities. The term "Total Tangible Assets" means the sum of (i) the total assets of the Company and the Company Subsidiary less the total intangible assets (including goodwill, customer lists and noncompete agreements) of the Company and the Company Subsidiary and (ii) the tangible assets of the Seller Entities that properly would be included in the preparation of a statement of

     Other Assets less the intangible assets that properly would be included on such a statement (including goodwill, customer lists and noncompete agreements), calculated in accordance with Section 2.04(a). The term "Total Liabilities" shall mean the sum of (i) the total liabilities of the Company and the Company Subsidiary and (ii) the Assumed Non-U.S. Liabilities that properly would be included in the preparation of a statement of Other Assets, calculated in accordance with Section 2.04(a). Total Tangible Assets and Total Liabilities shall not include any amounts relating to (A) Taxes and (B) intercompany receivables and payables, (C) cash, cash overdrafts and cash equivalents, (D) pension and other post-retirement liabilities,
     (E) the OIG Liabilities and (F) liabilities for which Buyer is indemnified under Section 11.02(a)(v). Notwithstanding the foregoing, in the event Buyer does not purchase the Other Assets in accordance with Section 7.09, clause (ii) in each of the definitions of Total Tangible Assets and Total Liabilities shall be disregarded.

          "Data Access Agreement" means the Data Access Agreement, substantially in the form of Exhibit B.

          "Employment Liabilities" means all liabilities and commitments relating to employment with and employee benefits from Seller or any other Person under common control with Seller.

          "Employment Losses" means all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions proceedings, claims and demands arising out of the contract of employment of the Non-U.S. Employees or the termination of the employment contract or the employment relationship of the Non-U.S. Employees, including any liabilities under any social security, employment, taxation or local labor laws.

          "Environmental Laws" means any and all applicable foreign, federal, state or local statutes, laws, rules, codes, ordinances, regulations or common law, relating to pollution or protection of the environment, occupational health or safety, to the preservation or reclamation of natural resources, to the management, handling, storage, treatment, Release, transportation, use or disposal of Hazardous Materials, or the management, handling, packaging, labeling and transportation of clinical laboratory samples and associated materials, wastes and equipment, in each case which are in full force and effect as of the Closing Date.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Hazardous Materials" means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or pollutants, and all other substances, materials or wastes regulated pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or asbestos-containing materials, polychlorinated biphenyls, infectious or medical wastes and radon gas.

          "Intellectual Property Agreements" means the patent assignment agreement, the trademark assignment agreement, the patent license agreement and the copyright license agreement pursuant to which Intellectual Property owned or licensed by Seller or any of its Affiliates and used in the Business will be assigned or licensed to the Company or Buyer as contemplated by Section 3.20 of the Seller Disclosure Schedule.

          "Knowledge" means (i) with respect to Seller, the knowledge of the individuals set forth on Schedule 1(b), and (ii) with respect to Buyer, the knowledge of the individuals set forth on Schedule 1(c).

          "License Agreement" means the License Agreement providing for the use of the Names pursuant to Section 6.07.

          "Non-Competition Agreement" means the Non-Competition Agreement substantially in the form of Exhibit E.

          "Non-U.S. Clinical Laboratories Business" means the clinical laboratories business conducted by Seller and the Seller Entities outside of the United States, including the clinical trials segment of such business.

          "Non-U.S. Employees" means those employees employed by the Seller in the Non-U.S. Clinical Laboratories Business on the Transfer Date and whose names are listed in Section 8.14 of the Seller Disclosure Schedule.

          "Non-U.S. Inventories" means all inventory, including reagents, goods, supplies and raw materials, related to the Non-U.S. Clinical Laboratories Business, maintained, held or stored by or for Seller or a Seller Entity and any prepaid deposits for any of the same.

          "Non-U.S. Leased Real Property" means the real property used in the Non-U.S. Clinical Laboratories Business as set forth in Section 3.10(b) of the Seller Disclosure Schedule.

          "Non-U.S. Receivables" means the receivables described in clause
     (ii) of the definition of Receivables.

          "OIG Liabilities" means any and all Losses related to, arising out of, resulting from or incurred in connection with the claims, investigations or other matters referred to in Sections 11.06(a) or 11.06(b), whether or not such Losses are to be borne by Seller pursuant to Section 11.06 or by Buyer pursuant to Section 11.03(a)(vii).

          "Permitted Liens" means (i) such as are set forth in Section 3.02(a) of the Seller Disclosure Schedule, in the case of Seller, and such as are set forth in Section 4.02(a) of the Buyer Disclosure Schedule, in the case of Buyer, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens that secure any Liability or debt (other than indebtedness for money borrowed) that is reflected as a Liability on the Company Balance Sheet or the Other Assets Statement, in the case of Seller, or on the Buyer Balance Sheet, in the case of Buyer, and the existence of which, in each case, is indicated in the notes thereto, (iv) Liens for Taxes and assessments not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings, and (v) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the Business, in the case of Seller, and in the business of Buyer and the Buyer Subsidiaries, in the case of Buyer.


          "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          "Purchase Price Bank Account" means a bank account in the United States to be designated by Seller Subsidiary in a written notice to Buyer at least two Business Days before the Closing.

          "Real Property" means the Leased Real Property and the Owned Real Property.

          "Receivables" means any and all accounts receivable, notes and other amounts receivable by

     (i) the Company or the Company Subsidiary from third parties, or (ii) Seller or a Seller Entity to the extent arising from the conduct of the Non-U.S. Clinical Laboratories Business, including, in both cases, without limitation, amounts due from customers, arising from the conduct of business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating of any Hazardous Materials in, into, onto or through the environment.

          "SEC" means the United States Securities Exchange Commission or any successor body.

          "Securities Act" means the United States Securities Act of 1933.

          "Seller's Accountants" means PricewaterhouseCoopers LLP, independent accountants of Seller.

          "Senior Level Employee" means any Continued Employee of the Business who during 1998 was, taking into account base pay and any bonuses granted during such calendar year, one of the fifty highest paid employees of the Business.

          "Statement of Net Worth" means the statement setting forth the Consolidated Tangible Net Worth of the Business as of the Closing Date.

          "Stockholders Agreement" means the Stockholders Agreement substantially in the form of Exhibit C.

          "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first Person or by another subsidiary of such Person.

          "Transaction Documents" means this Agreement, the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the Stockholders Agreement.

          "Transfer Date" means the Closing Date or any such date that any court or other tribunal of competent jurisdiction shall deem to be the "time of transfer" under the Acquired Rights Directive.

          "Transition Services Agreement" means the Transition Services Agreement substantially in the form of Exhibit D.

          "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

          (b) The following terms have the meaning set forth in the Sections set forth below:


Term                                               Location
Action Items...................................... ss.7.11
Active Employees.................................. ss.8.01
Agreement......................................... Preamble
Allocation Statement.............................. ss.2.01(e)
Applicable Laws................................... ss.3.15
Assumed Non-U.S. Liabilities...................... ss.2.02(a)
Audit............................................. ss.7.11
Basic Benefits.................................... ss.8.02(a)
Benefit Period.................................... ss.8.02(a)
Buyer............................................. Preamble
Buyer Balance Sheet............................... ss.4.05(b)

Term                                               Location
Buyer Board....................................... ss.4.01(b)
Buyer Capital Stock............................... ss.4.04(a)
Buyer Common Stock................................ ss.2.01(b)
Buyer Disclosure Schedule......................... ss.4.02(a)
Buyer Implementation Plan......................... ss.7.11
Buyer Indemnified Party........................... ss.11.02(a)
Buyer Indemnitees................................. ss.9.01(a)
Buyer Intellectual Property....................... ss.4.15
Buyer Internal Systems............................ ss.7.11
Buyer Leased Real Property........................ ss.4.14(b)
Buyer Owned Real Property......................... ss.4.14(a)
Buyer Preferred Stock............................. ss.4.04(a)
Buyer Rights...................................... ss.4.04(a)
Buyer Rights Agreement............................ ss.4.04(a)
Buyer SEC Documents............................... ss.4.05(a)
Buyer Stockholders Approval....................... ss.4.01(c)
Buyer Subsidiaries................................ ss.4.03
Buyer Takeover Proposal........................... ss.6.11(a)
Buyer's 401(k) Plan............................... ss.8.05
Buyer's MRI Programme............................. ss.8.15
Buyer's Plans..................................... ss.4.13
Buyer Year 2000 Methodology....................... ss.7.11
Cash Purchase Price............................... ss.2.01(a)
Class A Common Stock.............................. Recitals
Class B Common Stock.............................. Recitals
Closing........................................... ss.2.03(a)
Closing Date...................................... ss.2.03(a)
Code.............................................. ss.3.08(a)
Common Stock Consideration........................ ss.2.01(b)
Company........................................... Recitals
Company Balance Sheet............................. ss.3.07(a)
Company Benefit Plans............................. ss.3.13(a)
Company Contracts................................. ss.3.11(b)
Company Critical Systems.......................... ss.3.22(b)
Company Financial Statements...................... ss.3.07(a)
Company Implementation Plan....................... ss.3.22(b)
Company Release................................... ss.2.05
Company Takeover Proposal......................... ss.5.09(b)
Compensation Deduction............................ ss.9.12(a)
Confidentiality Agreement......................... ss.5.03(b)
Consolidated Balance Sheets....................... ss.5.08

Term                                               Location
Consolidated Income Statements.................... ss.5.08
Consultant........................................ ss.7.11
Continued Employees............................... ss.8.01
Designated Amount................................. ss.2.04(b)
diaDexus Agreement................................ ss.5.10(a)
diaDexus Rights................................... ss.5.10(a)
DOJ............................................... ss.7.05
ERISA............................................. ss.3.13(a)
Eligible Employees................................ Schedule 8.02
Enhanced Benefits................................. Schedule 8.02
Excluded Assets................................... ss.2.01(d)
Excluded Liabilities.............................. ss.2.02(b)
Filed Buyer SEC Documents......................... ss.4.05(b)
Financing......................................... ss.4.10
Financing Agreements.............................. ss.6.10
Firm Commitments.................................. ss.4.10
Forgiven Intercompany Amounts..................... ss.2.05
Former Employee................................... ss.8.01
FTC............................................... ss.7.05
Governmental Entity............................... ss.10.01(b)
HSR Act........................................... ss.10.01(d)
Inactive Employees................................ ss.8.01
Indemnified Party................................. ss.11.04(a)
Independent Accounting Firm....................... ss.2.04(b)
Intellectual Property............................. ss.3.20
IRS............................................... ss.3.08(c)
Joint Committee................................... ss.7.11
Leased Real Property.............................. ss.3.10(b)
Liens............................................. ss.3.02(a)
Loss.............................................. ss.11.02(a)
Mexican Joint Venture............................. ss.2.01(c)
Names............................................. ss.6.07
Non-U.S. Employees................................ ss.8.14
Other Assets...................................... ss.2.01(b)
Other Assets Financial Statements................. ss.3.07(b)
Other Assets Statement............................ ss.3.07(b)
Owned Real Property............................... ss.3.10(a)
Pension Plan...................................... ss.3.13(a)
Post-Closing Tax Period........................... ss.3.08(a)
Pre-Closing Disability............................ ss.8.08
Pre-Closing Tax Period............................ ss.3.08(a)

Term                                               Location
Proxy Statement................................... ss.6.09(a)
Prudential........................................ ss.5.02
Punch List........................................ ss.7.11
Purchase Price.................................... ss.2.01(a)
Readiness Report.................................. ss.7.11
Records........................................... ss.7.06
Registration Statement............................ ss.3.18
Seller............................................ Preamble
Seller Carryforward Deductions.................... ss.9.12(a)
Seller Carryforward Income........................ ss.9.12(a)
Seller Disclosure Schedule........................ ss.3.02(a)
Seller Entities................................... Recitals
Seller Indemnified Party.......................... ss.11.03(a)
Seller Indemnitees................................ ss.9.01(c)
Seller Internal Systems........................... ss.3.22(a)
Seller NOLs....................................... ss.9.12(a)
Seller Pending Adjustment......................... ss.9.12(a)
Seller Pre-Closing Tax Attributes................. ss.9.12(a)
Seller Release.................................... ss.2.05
Seller Subsidiary................................. Preamble
Seller's 401(k) Plan.............................. ss.8.05
Seller's FSA...................................... ss.8.07(d)
Seller's MRI Programme............................ ss.8.15
Seller Year 2000 Methodology...................... ss.7.11
Shares............................................ Recitals
Straddle Period................................... ss.3.08(a)
Substitute Year 2000 Award........................ ss.8.15
Tangible Property................................. ss.3.09(b)
Tax............................................... ss.3.08(a)
Tax Claim......................................... ss.9.02(a)
Tax Return........................................ ss.3.08(a)
Taxes............................................. ss.3.08(a)
Third Party Claims................................ ss.11.04(b)
Three MRI Annual Awards........................... ss.8.15(b)
time machine...................................... ss.7.11
U.S. Governmental Entities........................ ss.11.06(a)
USHC.............................................. ss.5.02
WARN Act.......................................... ss.8.09
Year 2000 Award................................... ss.8.15
Year 2000 Ready................................... ss.7.11

                                 ARTICLE II

                      Purchase and Sale of the Shares
                       and the Other Assets; Closing

          SECTION 2.01. Purchase and Sale of the Shares and the Other Assets. (a) On the terms and subject to the conditions of this Agreement,
(i) Seller shall cause Seller Subsidiary to sell, transfer and deliver to Buyer, and Buyer will purchase from Seller Subsidiary, the Shares and (ii) Seller shall, and shall cause the Seller Entities to, sell, convey, transfer and assign to Buyer or its designees, and Buyer or its designees will purchase from Seller and the Seller Entities, the Other Assets for an aggregate purchase price for the Shares and the Other Assets consisting of
(A) the Common Stock Consideration, (B) an amount equal to $1.005 billion (the "Cash Purchase Price"), subject to adjustment in accordance with Sections 2.04 and 7.09, payable in the case of (A) and (B), at the Closing in accordance with Section 2.03, and (C) the assumption of the Assumed Non-U.S. Liabilities (the Assumed Non-U.S. Liabilities, together with the Cash Purchase Price and the Common Stock Consideration, the "Purchase Price").

          (b) The term "Common Stock Consideration" means 12,564,336 shares of common stock of Buyer, par value $0.01 per share ("Buyer Common Stock"), subject to adjustment in the event that, between the date hereof and the Closing Date, there is any stock split with respect to Buyer Common Stock.

          (c) The term "Other Assets" means the following assets, other than the Excluded Assets:

          (i) the goodwill relating to the Non-U.S. Clinical Laboratories Business except to the extent relating to the Names;

          (ii) Seller's and any Seller Entity's right, title and interest in, to and under the Non-U.S. Leased Real Property;

          (iii) Seller's and any Seller Entity's right, title and interest in and to all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by Seller or any Seller Entity at the Non-U.S. Leased Property;

          (iv) all vehicles and rolling stock owned by a Seller Entity and used primarily in the Non-U.S. Clinical Laboratories Business;

          (v) all Non-U.S. Inventories on the Closing Date;

          (vi) all Non-U.S. Receivables as of the Closing Date (other than receivables owed by Seller or any of its Affiliates);

          (vii) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any custom computer software and any non- custom software (in the case of non-custom software, to the extent transferable by the terms of its license) owned or licensed by Seller or any Seller Entity and primarily used in the Non-U.S. Clinical Laboratories Business at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of Seller or any Seller Entity, and other than as provided in Section 7.06;

          (viii) all Seller's and any Seller Entity's right, title and interest in, to and under the Intellectual Property used in the Non-U.S. Clinical Laboratories Business set forth on Section 3.20 of the Seller Disclosure Schedule;

          (ix) claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), to the extent arising out of the Non-U.S. Clinical Laboratories Business and enuring to the benefit of Seller or any Seller Entity, in each case to the extent transferable;

          (x) subject to the License Agreement and Section 6.07, all sales and promotional literature, business stationery, and other sales-related materials owned by Seller or any Seller Entity at the Closing Date and used primarily in the Non-U.S. Clinical Laboratories Business;

          (xi) all customer lists owned by Seller or any Seller Entity and used in the Non-U.S. Clinical Laboratories Business;

          (xii) all rights of Seller and any Seller Entity under all contracts, licenses, sublicenses, agreements, leases (other than leases for Non-U.S. Leased Real Property), commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such commitments, bids and offers are transferable) relating primarily to the Non-U.S. Clinical Laboratories Business;

          (xiii) all franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller primarily in connection with, or required for, the Non-U.S. Clinical Laboratories Business, in each case to the extent transferable; and

          (xiv) subject to the provisions of Section 7.01 of the Seller Disclosure Schedule, the entire shareholding of SmithKline Beecham Capital B.V. in Corporacion MSB. S.A. de C.V. (the "Mexican Joint Venture").

          (d) Other Assets shall exclude the following assets owned by Seller or any Seller Entity in connection with the Non-U.S. Clinical Laboratories Business (the "Excluded Assets"):

          (i) any rights to use or be located in any facility of Seller or any Seller Entity, except as permitted pursuant to the Transition Services Agreement and except for facilities located on Non-U.S. Leased Property;

          (ii) all cash, cash equivalents and bank accounts owned by Seller or any Seller Entity at the Closing Date;

          (iii) all rights of Seller under this Agreement and any other Transaction Document;

          (iv) copyrighted proprietary materials used for Seller's or any Seller Entity's human resource program and supporting documentation thereto; provided that Buyer can use such copyrighted proprietary materials for a period of eighteen months following the Closing and shall not be required to return any such copyrighted proprietary materials; and

          (v) the Names.

          (e) Prior to Closing, Seller and Buyer shall prepare an allocation statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price among the Shares and the Other Assets in accordance with Section 1060 of the Code. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation Statement as revised hereunder in a manner consistent with Treasury Regulation ss. 1.1060-1T(f). Buyer and Seller each agree, and agree to cause their respective Affiliates, to report the transaction contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation Statements and no party will take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise. Each of Seller and Buyer agrees to cooperate with each other in preparing Form 8594 for filing by each and to furnish the other with a copy of such form prepared in draft within a reasonable period before its filing due date, as well as copies of such forms as filed.

          SECTION 2.02. Assumption and Exclusion of Liabilities for the Non-U.S. Clinical Laboratories Business. (a) On the terms and subject to the conditions of this Agreement, Buyer shall, on the Closing Date, assume and shall pay, perform and discharge when due all the following liabilities of Seller and the Seller Entities related to the Non-U.S. Clinical Laboratories Business (the "Assumed Non- U.S. Liabilities"):

          (i) all liabilities and commitments of Seller or the Seller Entities under executory contracts, licenses, sublicenses, agreements, leases, commitments, sales and purchase orders, commitments, bids and offers (to the extent such commitments, bids and offers are transferred) or other arrangements included in the Other Assets;

          (ii) all accounts payable of Seller or the Seller Entities to the extent arising exclusively out of or related to the Non-U.S. Clinical Laboratories Business but only to the extent they will be included in Consolidated Tangible Net Worth as of the Closing Date;

          (iii) Employment Liabilities assumed by Buyer pursuant to Section
     8.14;

          (iv) all other liabilities and commitments of Seller or the Seller Entities to the extent arising out of the Non-U.S. Clinical Laboratories Business existing on or arising after the Closing Date (including any Actions, and any liabilities relating to environmental or health and safety matters);

     provided that Buyer will not assume any Excluded Liabilities.

          (b) Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any liability of Seller or any Seller Entity relating to the Non-U.S. Clinical Laboratories Business other than the

Assumed Non-U.S. Liabilities (the "Excluded Liabilities"), including, without limitation:

          (i) all Taxes now or hereafter owed by Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary), attributable to the Other Assets or the Non-U.S. Clinical Laboratories Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date (to the extent Seller and Seller Subsidiary are required to indemnify Buyer for such Taxes under
     Section 9.01(a));

          (ii) all liabilities relating to or arising out of the Excluded
     Assets;

          (iii) all Employment Liabilities relating to the Non-U.S. Clinical Laboratories Business not assumed by Buyer pursuant to
     Section 8.14.

          SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Other Assets and the assumption of the Assumed Non-U.S. Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the later to occur of the (i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article X, or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

          (b) At the Closing, (i) Buyer shall deliver to Seller Subsidiary (acting as agent for itself, Seller and the Seller Entities) by wire transfer to the Purchase Price Bank Account immediately available funds in an amount equal to the Cash Purchase Price, (ii) Buyer shall issue and cause to be delivered to Seller Subsidiary (acting as agent for itself, Seller and the Seller Entities) the Common Stock

Consideration, (iii) Seller (acting as agent for itself and the Seller Subsidiary) shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, (iv) Buyer and Seller each shall execute the Transaction Documents other than this Agreement, (v) Seller (acting as agent for itself and the Seller Entities) shall deliver or cause to be delivered (subject to all necessary third party consents having been obtained) to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale, assignment and transfer to Buyer or its designees of the Other Assets (it being understood that such instruments shall not require the Seller or the Seller Entities to make any representations, warranties or covenants, expressed or implied) and (vi) Buyer and Seller shall deliver any other certificates required by Article X.

          (c) With respect to Non-U.S. Intellectual Property, Seller hereby agrees to execute (or cause the appropriate Seller Entities to execute) promptly after the Closing such additional documents (in form and substance reasonably satisfactory to Seller and its counsel) in form appropriate for recordation (with Governmental Entities responsible for Intellectual Property) in all countries where such Non-U.S. Intellectual Property is registered as Buyer may prepare and reasonably request from time to time for the purpose of perfecting Buyer's rights in, maintaining the enforceability of, or obtaining proper recordation of the assignment to Buyer of, such Non-U.S. Intellectual Property, including executing powers of attorney, deeds of assignment, proofs of use, registered user agreements, original certificates of registration (to the extent available) or letters patent, affidavits or declarations, it being understood that the cost of preparing and recording any such documents shall be borne by Buyer.

          SECTION 2.04. Adjustment of Cash Purchase Price. The Cash Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.04:

          (a) Statement of Net Worth. As promptly as practicable, but in any event within sixty calendar days following the Closing Date, Buyer shall deliver to Seller the Statement of Net Worth, together with a certificate of Buyer's Accountants that the Statement of Net Worth has been prepared in accordance with this Section 2.04. All amounts included in Consolidated Tangible Net Worth as of the Closing Date shall be calculated in accordance with U.S. GAAP on a basis consistent, to the extent applicable, with the accounting practices and policies used in the preparation of the Company Balance Sheet and the Other Assets Statement.

          (b) Disputes. (i) Seller may dispute any amounts reflected on the Statement of Net Worth, but only on the basis of mathematical errors or based on the Consolidated Tangible Net Worth in the amounts reflected on the Statement of Net Worth not being calculated in accordance with Section 2.04(a); provided, however, that Seller shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty days of Buyer's delivery of the Statement of Net Worth to Seller. In the event of such a dispute, Seller and Buyer shall attempt in good faith to resolve in writing their differences, and any resolution in writing by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller and Buyer are unable to reach a resolution with such effect within thirty days after receipt by Buyer of Seller's written notice of dispute, Seller and Buyer shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Seller (such accounting firm being referred to herein as the "Independent Accounting Firm") on terms that require the Independent Accounting Firm, within thirty days after such submission, to determine and report to Buyer and Seller upon such remaining disputed items, and such decision shall be final, binding and conclusive on Seller and Buyer. Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 calendar days of the receipt of such submission. Seller and Buyer agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and disbursements of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

          (ii) The scope of the disputes to be resolved by the Independent Accounting Firm is limited to whether such calculation was done in accordance with Section 2.04(a) and whether there were mathematical errors in the Statement of Net Worth.

          (iii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (iv) During the period of time from and after the Closing Date through the resolution of any adjustment to the Cash Purchase Price contemplated by this Section 2.04, Buyer shall cause the Company to afford to Seller, Seller's Accountants and any counsel or financial advisers retained by Seller in connection with any adjustment to the Cash Purchase Price contemplated by this Section 2.04 reasonable access during normal business hours to the Company's properties, books, personnel and records relevant to the adjustment contemplated by this Section 2.04 (including Buyer's working papers relating to the

Statement of Net Worth) and shall use all reasonable efforts to cause Buyer's Accountants to make any working papers relating to the Statement of Net Worth available to Seller and Seller's Accountants.

          (v) Buyer agrees that following the Closing it shall preserve the integrity of the accounting books and records of Company and the Company Subsidiary relating to the periods on or prior to the Closing Date on which the Statement of Net Worth is to be based, and such accounting books and records shall be maintained in a form that is accessible by Seller and Seller's Accountants.

          (c) Purchase Price Adjustment. The Statement of Net Worth shall be deemed final for the purposes of this Section 2.04 upon the earliest of
(A) the failure of Seller to notify Buyer of a dispute within thirty days after Buyer's delivery of the Statement of Net Worth to Seller, (B) the resolution of all disputes in writing, pursuant to Section 2.04(b)(i), by Buyer and Seller and (C) the resolution of all disputes, pursuant to
Section 2.04(b)(i), by the Independent Accounting Firm. Notwithstanding anything to the contrary in this Section 2.04, if the Statement of Net Worth delivered by Buyer to Seller sets forth Consolidated Tangible Net Worth as of the Closing Date equal to or greater than $486,000,000 or, in the event the Other Assets are not purchased in accordance with Section 7.09, $477,347,000, then there shall be no adjustment to the Cash Purchase Price. In the event that the Consolidated Tangible Net Worth reflected on the Statement of Net Worth is less than $486,000,000 or $477,347,000, as applicable, then the Cash Purchase Price shall be adjusted downward in an amount equal to such deficiency, and Seller shall, within three Business Days after the Statement of Net Worth becomes final and binding on the parties, pay such amount to Buyer by wire transfer to a bank account designated by Buyer in immediately available funds.

          SECTION 2.05. Intercompany Accounts. All intercompany obligations owed by Seller and its Affiliates (other than the Company and the Company Subsidiary) to the Company and the Company Subsidiary and all intercompany obligations owed by the Company and the Company Subsidiary to Seller or any of its Affiliates, in each case as of the Closing Date, shall be deemed paid in full, forgiven and unconditionally terminated as of the Closing Date (collectively, the "Forgiven Intercompany Amounts"). On the Closing Date, (i) Seller shall cause the Company and the Company Subsidiary to execute and deliver to Seller their unconditional release (the "Company Release") terminating, as of the Closing Date, all Forgiven Intercompany Amounts owed by Seller or any of its Affiliates to the Company or the Company Subsidiary, and (ii) Seller shall execute and deliver to Buyer its unconditional release (the "Seller Release") terminating, as of the Closing Date, Forgiven Intercompany Amounts owed by the Company or the Company Subsidiary to Seller or any of its Affiliates. Buyer shall acknowledge as of the Closing Date its agreement to the Company Release.


                                ARTICLE III

                  Representations and Warranties of Seller

          Seller hereby represents and warrants to Buyer as follows:

          SECTION 3.01. Authority. Seller is a public limited company duly organized and validly existing under the laws of England, and Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Each of the Seller Entities is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Seller and Seller Subsidiary has all requisite corporate power and authority to enter into this Agreement and Seller has all requisite corporate power and authority to enter into the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller Entities have all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. All corporate acts and other proceedings required to be taken by Seller and Seller Subsidiary to authorize the execution, delivery and performance of this Agreement and by Seller to so authorize the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. All corporate acts and other proceedings required to be taken by the Seller Entities to authorize the transactions contemplated by this Agreement have been, or will be, prior to the Closing, duly and properly taken. This Agreement has been duly executed and delivered by each of Seller and Seller Subsidiary and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. Upon the due execution and delivery of the Transaction Documents other than this Agreement, such Transaction Documents each will have been duly executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          SECTION 3.02. No Conflicts; Consents. (a) Except as set forth in
Section 3.02(a) of the schedule dated the date of this Agreement from Seller to Buyer (the "Seller Disclosure Schedule"), the execution and delivery of this Agreement by Seller and Seller Subsidiary do not, and the execution and delivery of the other Transaction Documents by Seller will not, and the consummation of the transactions contemplated hereby by Seller, Seller Subsidiary and the Seller Entities and thereby by Seller and compliance with the terms hereof by Seller, Seller Subsidiary and the Seller Entities and thereof by Seller will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind ("Liens") other than a Permitted Lien upon any of the properties or assets of Seller, Seller Subsidiary, the Company, the Company Subsidiary or any Seller Entity under any provision of (i) the Memorandum or Articles of Association of Seller or the comparable governing instruments of Seller Subsidiary, any Seller

Entity, the Company and the Company Subsidiary, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Company Material Adverse Effect or materially affect or delay the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

          (b) Except as set forth in Section 3.02(b) of the Seller Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings and notifications under applicable Environmental Laws and (iii) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement and the other Transaction Documents.

          SECTION 3.03. The Shares. Seller Subsidiary has good and valid title to the Shares, free and clear of any Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller Subsidiary for transfer to Buyer, and upon Seller Subsidiary's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than Liens arising from acts of Buyer or its Affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          SECTION 3.04. Organization and Standing. Each of the Company and the Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and the Company Subsidiary are duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company and the Company Subsidiary.

          SECTION 3.05. Capital Stock of the Company and the Company Subsidiary. (a) The authorized capital stock of the Company consists of 5,000 shares of Class A Common Stock and 5,000 shares of Class B Common Stock, of which 275 shares of Class A Common Stock and 725 shares of Class B Common Stock, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller Subsidiary is the record owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding.

          (b) The authorized capital stock of the Company Subsidiary consists of 1,000 shares of common stock, $1 par value, all of which are duly authorized and validly issued and outstanding, fully paid and nonassessable. The Company is the record owner of all the outstanding capital stock of the Company Subsidiary. The Company has good and valid title to all the outstanding shares of capital stock of the Company Subsidiary, free and clear of any Liens. Except as set forth above, there are no shares of capital stock or other equity securities of the Company Subsidiary out standing.

          (c) None of the Shares or any shares of capital stock of the Company Subsidiary has been issued in violation of, and none of the Shares or such shares of capital stock is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or Bylaws of the Company or the Company Subsidiary, any contract, agreement or instrument to which the Company or the Company Subsidiary is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Seller, Seller Subsidiary, the Company or the Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or the Company Subsidiary or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company or the Company Subsidiary. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, there are no equity securities of the Company or the Company Subsidiary reserved for issuance for any purpose. Except as set forth in

Section 3.05 of the Seller Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company or the Company Subsidiary may vote.

          SECTION 3.06. Equity Interests. Except for the Company Subsidiary and as set forth in Section 3.06 of the Seller Disclosure Schedule, the Company does not own, and since February 1, 1998 has not owned, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership or other Person and neither the Company nor the Company Subsidiary is a member of or participant in any partnership, joint venture or similar Person.

          SECTION 3.07. Financial Statements; Undisclosed Liabilities. (a)
Section 3.07(a) of the Seller Disclosure Schedule sets forth the unaudited consolidated balance sheets of the Company and the Company Subsidiary as of December 31, 1998, 1997 and 1996 (the unaudited consolidated balance sheet as of December 31, 1998, the "Company Balance Sheet"), and the unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiary for the periods ended December 31, 1998, 1997 and 1996 (such financial statements, collectively, the "Company Financial Statements"). Except (i) as set forth in Section 3.07(a) of the Seller Disclosure Schedule, (ii) as set forth in the notes to the Company Financial Statements and (iii) for the absence of footnotes complying with U.S. GAAP, the Company Financial Statements have been prepared in conformity with U.S. GAAP consistently applied during the periods involved and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiary and the consolidated results of their operations and cash flows for the respective periods indicated.

          (b) Section 3.07(b) of the Seller Disclosure Schedule sets forth
(i) the unaudited Statements of the Other Assets as of December 31, 1998, 1997 and 1996 (the unaudited consolidated Statement of the Other Assets as of December 31, 1998, the "Other Assets Statement"), and the unaudited Statements of Results of Operations of the Other

Assets for the periods ended December 31, 1998, 1997 and 1996 (such financial statements, collectively, the "Other Assets Financial Statements"). Except (i) as set forth in Section 3.07(b) of the Seller Disclosure Schedule, (ii) as set forth in the notes to the Other Assets Financial Statements and (iii) for the absence of footnotes complying with U.S. GAAP, the Other Assets Financial Statements have been prepared in conformity with U.S. GAAP consistently applied during the periods involved and fairly present in all material respects the assets included in the Other Assets and the Assumed Non-U.S. Liabilities and the results of operations of the Other Assets for the respective periods indicated.

          (c) The Company and the Company Subsidiary do not have, and the Other Assets and Assumed Non-U.S. Liabilities do not include, any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking, in each case required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiary or in a statement of the Other Assets, as the case may be, or, in each case, in the notes thereto, except (i) as disclosed, reflected or reserved against in the Company Balance Sheet or the Other Assets Statement, (ii) for items set forth in Section 3.07(c) of the Seller Disclosure Schedule, (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998 and not in violation of this Agreement, (iv) for Taxes, (v) for Excluded Liabilities, (vi) for the OIG Liabilities, (vii) for the liabilities for which Buyer is indemnified under
Section 11.02(a)(v) and (viii) for other liabilities which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (d) This Section 3.07 will not be deemed breached by changes in U.S. GAAP or Applicable Law after the date of this Agreement.

          SECTION 3.08. Taxes. (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement;
(ii) "Pre-Closing Tax Period" shall mean all taxable periods (or portions thereof) that end on or before the Closing Date; (iii) "Post-Closing Tax Period" shall mean all taxable periods (or portions thereof) that begin after the Closing Date; (iv) "Tax Return" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof; (v) "Straddle Period" shall mean any taxable period that includes (but does not end on) the Closing Date; and
(vi) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (b) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, (i) the Company, the Company Subsidiary, and any affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company or the Company Subsidiary is or has been a member, and, with respect to the Other Assets, each of Seller and the Seller Entities, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (iii) all such Tax Returns (insofar as they relate to the activities or income of the Company, the Company Subsidiary and the Other Assets) are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Entity or Tax authority; (v) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of income Taxes or material non-income Taxes against the Company or the Company Subsidiary or with respect to the Other Assets or any corporation that was included in the filing of a Tax Return with Seller or Seller Subsidiary on a consolidated, unitary or other combined basis; (vi) neither the Company nor the Company Subsidiary has been at any time a member of, or, with respect to the Other Assets, neither Seller nor the Seller Entities has been involved in, any partnership or joint venture reported as a partnership for federal income Tax purposes or the holder of a beneficial interest in any trust reported as a trust for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vii) there are no IRS information document requests or similar items issued by a state Taxing authority currently outstanding that involve an adjustment that would increase by a material amount the Taxes of the Company or the Company Subsidiary or Seller or the Seller Entities with respect to the Other Assets; (viii) there are no proposed reassessments by Taxing authorities of any real property owned by the Company or the Company Subsidiary or comprising part of the Other Assets that could increase by a material amount any Tax to which the Company or the Company Subsidiary or the Other Assets would be subject (other than reassessments attributable to the transactions contemplated by this Agreement); (ix) neither the Shares nor any part of the Other Assets is a United States real property interest within the meaning of Section 897(c) of the Code; and (x) neither the Company nor the Company Subsidiary has made any payments, nor is obligated under any agreement (including as a result of the sale of Shares under this Agreement) to make any payments that will not be deductible under Code
Section 280G.

                  (c) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, (i) neither Seller nor any of its Affiliates has made with respect to the Company, the

Company Subsidiary or the Other Assets or any property held by the Company or the Company Subsidiary or included in the Other Assets, any consent under Section 341 of the Code; (ii) no property of the Company or the Company Subsidiary or included in the Other Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code; (iii) neither the Company nor the Company Subsidiary is a party to, and the Other Assets do not include, any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (iv) neither the Company nor the Company Subsidiary (A) is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, or (B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code; (v) neither the Company nor the Company Subsidiary, or, with respect to the Other Assets, neither Seller nor the Seller Entities has any (A) income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), (B) knowledge that the Internal Revenue Service ("IRS") or other Tax authority has proposed, in writing, any material change in accounting method, or (C) deferred gain or loss arising out of any deferred intercompany transaction; (vi) neither the Company nor the Company Subsidiary is obligated under, and no part of the Other Assets is encumbered by or involved in, any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for U.S. federal income Tax purposes could be affected by the transactions contemplated hereunder; and (vii) no material Tax Liens exist or have been filed on any assets of the Company or the Company Subsidiary or with respect to the Other Assets (other than Liens for Taxes not yet due and payable). The federal consolidated income Tax Returns in which the Company and/or the Company Subsidiary have joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1993.

          (d) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax Returns required to be filed with respect to the Company or the Company Subsidiary, or in respect of the Other Assets, with respect to any of the Seller Entities, and neither the Company, the Company Subsidiary, any affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company or the Company Subsidiary is or has been a member, nor, in respect of the Other Assets, any of Seller and the Seller Entities has requested any extension of time within which to file any material Tax Return, which return has not yet been filed.

          (e) Seller has delivered to Buyer correct and complete copies of all material federal and state income and franchise Tax Returns of the Company and the Company Subsidiary for 1994 and thereafter and IRS Revenue Agent Reports and similar state reports issued for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company or the Company Subsidiary since January 1, 1994.

          SECTION 3.09. Assets Other than Intellectual Property and Real Property Interests. (a) Except as set forth in Section 3.09 of the Seller Disclosure Schedule, the Company, the Company Subsidiary or a Seller Entity has, or at the Closing Date will have, good and valid title to all material assets reflected on the Company Balance Sheet or on the Other Assets Statement or thereafter acquired, except those sold or otherwise disposed of since the date of the Company Balance Sheet or the Other Assets Statement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens other than Permitted Liens. This Section 3.09 does not relate to Intellectual Property, which is the subject of Section 3.20, nor to real property or interests in real property, such items being the subject of
Section 3.10.

          (b) Since January 1, 1998, all the material, tangible personal property of the Company and the Company Subsidiary and all the material, tangible personal property included in the Other Assets has been maintained, repaired and replaced in all material respects in accordance with past practice.

          SECTION 3.10. Real Property. (a) Section 3.10(a) of the Seller Disclosure Schedule lists: (i) the street address of each parcel of real property and interests in real property owned in fee by the Company and the Company Subsidiary ("Owned Real Property"), and (ii) the current owner of each such parcel of Owned Real Property. The Company or the Company Subsidiary has good, valid and insurable title in fee simple to the Owned Real Property, free and clear of all Liens, except (i) as disclosed in
Section 3.10(a) of the Seller Disclosure Schedule and (ii) Permitted Liens. There is no real property owned in fee by Seller or any Affiliate of Seller and used in the Non-U.S. Clinical Laboratories Business except for any such real property that is not used primarily in the Non-U.S. Clinical Laboratories Business or that is used in providing the services listed in
Section 7.07 of the Seller Disclosure Schedule.

          (b) Section 3.10(b) of the Seller Disclosure Schedule lists: the street address of each parcel of real property and interests in real property: (i) leased by the Company or the Company Subsidiary at which either the Company Subsidiary headquarters or a hub or major operating laboratory is located, (ii) that is Non-U.S. Leased Real Property or (iii) leased by the Company or the Company Subsidiary under a lease that provides for aggregate rental payments in 1999 in excess of $100,000 (collectively, "Leased Real Property"). The Company, the Company Subsidiary and, with respect to any Non-U.S. Leased Real Property, Seller or a Seller Entity has good and valid title to the leasehold estates in the real property leased by the Company or the Company Subsidiary and the Non-U.S. Leased Real Property, free and clear of all Liens, except Permitted Liens and except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, each lease for the real property leased by the Company or the Company Subsidiary and the Non-U.S. Leased Real Property is valid, binding and in full force and effect. None of the Company, the Company Subsidiary or the applicable Seller Entity party to any lease and, to the Knowledge of Seller, no other party to any such lease, is in material breach or default thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. The Non-U.S. Leased Real Property constitutes all real property leased by Seller or any Affiliate of Seller and used in the Non-U.S. Clinical Laboratories Business except for any such real property that is not used primarily in the Non-U.S. Clinical Laboratories Business or that is used in providing the services listed in
Section 7.07 of the Seller Disclosure Schedule.

          SECTION 3.11. Contracts. (a) Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to or bound by, and none of the Other Assets include, as of the date hereof, any:

          (i) employment agreement or employment contract that has an aggregate future liability in excess of $225,000 (or local currency equivalent) and is not terminable by the Company, the Company Subsidiary or the applicable Seller Entity by notice of not more than 60 days (or, where appropriate, minimum notice provisions set by Applicable Law or collective bargaining agreements) for a cost of less than $225,000 (or local currency equivalent);

          (ii) employee collective bargaining agreement or other contract with any labor union;

          (iii) covenant of the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller

     Entity not to compete in any geographical area (other than pursuant to any restriction contained in any agreement restricting the use of leased property) or not to solicit customers or potential accounts;

          (iv) agreement, which will survive the Closing, with (A) Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary) or (B) any officer, director or employee of the Company, the Company Subsidiary, Seller or any Affiliate of Seller (other than employment agreements);

          (v) lease, sublease or similar agreement with any Person (other than the Company or the Company Subsidiary) under which the Company, the Company Subsidiary or the applicable Seller Entity is a lessor or sublessor of, or makes available for use to any Person (other than the Company or the Company Subsidiary), any Real Property;

          (vi) agreement, contract or other instrument under which the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or the Company Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the Company or the Company Subsidiary) in any such case which, individually, is in excess of $750,000 (other than intercompany debt which will be repaid, forgiven or otherwise terminated on or prior to the Closing Date) and which, in the case of Seller or any Seller Entity is an Assumed Liability;

          (vii) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person which is not an Affiliate of the Company, the Company Subsidiary, Seller or the applicable Seller Entity, in connection with the Non-U.S. Clinical Laboratories Business, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company, the Company Subsidiary or, with respect to any Other Asset or Assumed Liability, Seller or the applicable Seller Entity, including letters of credit or similar arrangements, or (B) the Company, the Company Subsidiary or Seller or the applicable Seller Entity has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), other than, in the case of Seller or any Seller Entity, any such guarantee that does not constitute an Assumed Liability, and in any such case in clause (A) or (B) that, individually, is in excess of $750,000, and in the case of clause (B) in the aggregate exceeds $2,000,000 (other than intercompany debt which will be repaid, forgiven or otherwise terminated on or prior to the Closing Date);

          (viii) agreement, contract or other instrument under which the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller Entity has, directly or indirectly, made or committed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or the Company Subsidiary), in any such case that, individually, is in excess of $1,000,000 (other than an intercompany receivable which will be repaid, forgiven or otherwise terminated on or prior to the Closing
     Date) and which, in the case of Seller or any Seller Entity, is an Assumed Liability;

          (ix) laboratory service agreement (including agreements with managed care organizations or insurance companies) involving full risk or that generated aggregate net revenues in 1998 in excess of $10,000,000;

          (x) agreement pursuant to which the Company or the Company Subsidiary or, in the case of the Non-U.S. Clinical Laboratories Business, Seller or a Seller Entity manages the laboratory of any third party which generated aggregate management fees in 1998 in excess of $500,000;

          (xi) agreement with any group purchasing organizations which generated administrative fees in 1998 in excess of $750,000;

          (xii) corporate healthcare services agreement (toxicology testing or other clinical laboratory services performed at the request of an employer with respect to employees of such employer) which generated aggregate net revenues in 1998 in excess of $1,000,000;

          (xiii) agreement with third parties who are not employees pursuant to which the Company or the Company Subsidiary obtains anatomic pathology services under which aggregate payments for services were made by the Company or the Company Subsidiary in 1998 in excess of $500,000;

          (xiv) agreement with NeoPath, Inc.; or

     (xv) any other agreement, contract, lease, license, commitment or instrument to which the Company, the Company Subsidiary or the applicable Seller Entity is a party or by or to which it or any of its assets or business is bound or subject which has, or could reasonably be expected to have, an aggregate future liability to any Person in excess of $1,000,000 and is not terminable by the Company, the Company Subsidiary or the applicable Seller Entity by notice of not more than 180 days for a cost of less than $1,000,000 other than, in each case
     (A) customer or supplier contracts entered into in the ordinary course of business and (B) agreements, contracts, leases, licenses, commitments or instruments of the type which are required to be disclosed under any of the previous clauses of this Section 3.11 or under Section 3.10, 3.12, 3.13, 3.15, 3.16 or 3.20 (or would be required to be disclosed pursuant to such sections if the applicable dollar value or other materiality standard was satisfied).

          (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, all agreements, contracts, leases, licenses, commitments or instruments of the Company, the Company Subsidiary or the Seller Entities listed in Section 3.11(a) of the Seller Disclosure Schedule (collectively, the "Company Contracts") are valid, binding and in full force and effect, except for such failures to be valid, binding and in full force and effect that, (i) individually or in the aggregate, have not had and would not have a Company Material Adverse Effect or (ii) are a result of such agreements, contracts, leases, licenses, commitments or instruments expiring pursuant to their terms or being terminated pursuant to a termination right (other than as a result of a breach or default by the Company, the Company Subsidiary, Seller or the applicable Seller Entity) which would exist in the absence of the transactions contemplated by this Agreement or the Transaction Documents. Except as indicated in Section 3.11(b) of the Seller Disclosure Schedule, Seller has made available to Buyer prior to the date hereof a copy of each Company Contract in effect as of the date hereof. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, the Company, the Company Subsidiary and the applicable Seller Entity have performed all obligations required to be performed by them under the Company Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

          (c) Set forth in Section 3.11(c) of the Seller Disclosure
Schedule is a list of the customers which generated the ten highest amounts of aggregate net revenues in the Company Subsidiary's clinical trials business in 1998.

          SECTION 3.12. Litigation. Section 3.12 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all pending or threatened lawsuits or claims, with respect to which any of Seller, the Seller Entities, the Company or the Company Subsidiary has been contacted in writing by the plaintiff or claimant or its, his or her counsel, against the Company or the Company Subsidiary or any of their respective properties, assets, operations or businesses or with respect to the Other Assets and which (a) are reasonably expected to result in liability of more than $250,000 (excluding lawsuits or claims relating to losses for which Buyer is indemnified by Seller pursuant to Section 11.02(a)(v), (b) seek any material injunctive relief or
(c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, none of the Company, the Company Subsidiary or, with respect to the Other Assets, Seller or any Seller Entity is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, to the Knowledge of Seller, there is no pending or threatened investigation of the Company, the Company Subsidiary or, with respect to the Other Assets, Seller or any Seller Entity, by any Governmental Entity. This Section 3.12 does not relate to Taxes, employee benefit matters, environmental and health and safety matters, employee and labor matters and intellectual property matters, which are the subject of Sections 3.08, 3.13, 3.16, 3.17 and 3.20, respectively.

          SECTION 3.13. Benefit Plans. The representations in Section 3.13(a)- (j) do not apply to Non-U.S. Employees or any benefit plans therefor. (a) Section 3.13(a) of the Seller Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Company Benefit Plans") maintained, or contributed to, by Seller, Seller Subsidiary, the Company or the Company Subsidiary for the benefit of any officers or employees of (i) Seller or any of its Affiliates, whose names are listed in Section 8.01 of the Seller Disclosure Schedule, (ii) the Company or (iii) the Company Subsidiary. Seller has made available to Buyer true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan and Pension Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Seller Subsidiary, the Company and the Company Subsidiary and all the Company Benefit Plans are in compliance in all material respects with the applicable provisions of all Applicable Laws, including ERISA and the Code, with respect to the Company Benefit Plans. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, all material reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in
Section 3.13 of the Seller Disclosure Schedule, there are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the Knowledge of Seller, threatened against or involving any Company Benefit Plan and, to the Knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans) pending or threatened against or involving any Company Benefit Plan or asserting any rights to benefits under any Company Benefit Plan.

          (c) Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, (i) all contributions to, and payments from, the Company Benefit Plans that may have been required to be made in accordance with the Company Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by
Section 412 of the Code with respect to any Company Benefit Plan which is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA (each, a "Pension Plan") and (iii) no Company Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

                  (d) Except as set forth in Section 3.13(d) of the Seller Disclosure Schedule, all Company Benefit Plans that are "employee benefit plans" (as defined in Section 3(2) of ERISA) which are intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Seller, has revocation been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its cost.

                  (e) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and that is likely to subject the Company or the Company Subsidiary or any of their employees, or, to the Knowledge of Seller, a trustee, administrator or other fiduciary of any trusts created under any Company Benefit Plan or Pension Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, none of the Pension Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. None of Seller, Seller Subsidiary, the Company or the Company Subsidiary has knowingly engaged in any transaction or knowingly acted or failed to act in a manner that is likely to subject the Company or the Company Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (f) With respect to any Pension Plan, none of Seller, Seller Subsidiary, the Company or the Company Subsidiary has incurred any liability to such Pension Plan or to the Pension Benefit Guaranty Corporation or to any other Person, other than for the payment of premiums, all of which have been paid when due. Seller has made available to Buyer the most recent actuarial report or valuation with respect to each Pension Plan. The information supplied to the actuary by Seller for use in preparing such reports and valuations was complete and accurate and Seller has no reason to believe that the conclusions expressed in such reports and valuations are incorrect.

          (g) Except as set forth in Section 3.13(g) of the Seller Disclosure Schedule, as of the most recent valuation date for each Pension Plan, there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Pension Plan and, to the Knowledge of Seller, there are no facts or circumstances that would materially change the funded status of any such Pension Plan.

          (h) Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, at no time within the five years preceding the Closing Date has Seller, Seller Subsidiary, the Company or the Company Subsidiary or any Person who is under common control with Seller been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan.

          (i) Except as set forth in Section 3.13(i) of the Seller Disclosure Schedule, each Company Benefit Plan which is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, that is sponsored by or maintained by or contributed to by Seller or any Person under common control with Seller complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

          (j) Except as set forth in Section 3.13(j) of the Seller Disclosure Schedule, no employee or former employee of the Company or the Company Subsidiary or who is employed in accordance with Section 3.13 will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

          (k) To the Knowledge of Seller, all plans maintained or sponsored by Seller, the Company or the Company Subsidiary for the benefit of Non-U.S. Employees are in compliance in all material respects with Applicable Law.

          SECTION 3.14. Absence of Changes or Events. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, since December 31, 1998, there has not been any Company Material Adverse Effect other than changes relating to the United States economy in general or the Company's and the Company Subsidiary's industry in general and not specifically relating to the Company or the Company Subsidiary. Buyer acknowledges that there may be disruption to the Company's and the Company Subsidiary's business or the Non-U.S. Clinical Laboratories Business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 3.14. Except as set forth in Section
3.14 of the Seller Disclosure Schedule, since December 31, 1998, to the date of this Agreement, Seller has caused the Business to be conducted in the ordinary course of business consistent with past practice. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, since December 31, 1998, to the date of this Agreement, none of the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02 (other than paragraphs (p) and (q) thereof).

          SECTION 3.15. Compliance with Applicable Laws; Corporate Integrity Agreement. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, are, and have been since January 1, 1996, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), except for instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, none of the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity has received any written communication since January 1, 1997, from a Governmental Entity that alleges that the Company, the Company Subsidiary or the applicable Seller Entity is not in compliance in any material respect with any Applicable Laws that are material to the conduct of the Business. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, since February 24, 1997, the Business has been conducted in compliance in all material respects with the terms of the Corporate Integrity Agreement dated as of September 1, 1996, between the Company Subsidiary and the United States Department of Health and Human Services, other than to the extent such terms are related to compliance with laws (which are the subject of this Section 3.15). This Section 3.15 does not relate to Taxes, employee benefit matters, environmental and health and safety matters, employee and labor matters and intellectual property matters, which are the subject of Sections 3.08, 3.13, 3.16, 3.17 and 3.20, respectively.

          SECTION 3.16. Environmental and Health and Safety Matters. (a) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, and except for those matters that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, has obtained and is in compliance with all permits, licenses, authorizations and approvals required for the conduct of its operations under Environmental Laws, (ii) each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities is in compliance with all Environmental Laws and (iii) there have been no Releases, or threatened Releases, of Hazardous Materials at any properties currently or formerly owned or operated by the Company, the Company Subsidiary or the Non-U.S. Clinical Laboratories Business, or at any offsite disposal locations currently or formerly used by the Company, the Company Subsidiary or the Non-U.S. Clinical Laboratories Business.

          (b) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there is no action, suit, demand, notice of noncompliance, notice of violation, investigation, proceeding or claim arising under Environmental Laws that is pending or, to the Knowledge of Seller, threatened, against the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity, or any of their respective properties, assets, operations or businesses, and which (i) involves potential Losses of more than $250,000, or (ii) is reasonably likely to result in significant business interruption.

          SECTION 3.17. Employee and Labor Matters. The representations in this Section 3.17 do not apply to Non-U.S. Employees. Except as set forth in Section 3.17 of the Seller Disclosure Schedule (i) there is, and during the past three years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against the Company or the Company Subsidiary, (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company or the Company Subsidiary or the employees of Seller and no question concerning representation exists respecting such employees or has been in progress or existed during the past three years, (iii) neither the Company nor the Company Subsidiary is engaged in any unfair labor practice, (iv) there is no unfair labor practice charge or complaint against the Company or the Company Subsidiary pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board or any equivalent Person, (v) there are no pending, or, to the Knowledge of Seller, threatened, union grievances against the Company or the Company Subsidiary and (vi) neither the Company nor the Company Subsidiary has received written notice since January 1, 1997, of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or the Company Subsidiary and, to the Knowledge of Seller, no such investigation is in progress.

          (b) In connection with the Non-U.S. Clinical Laboratories Business, the Seller is not (and has not been within the 3 year period preceding the date of this Agreement) involved in any dispute with any trade union or employee representatives.

          SECTION 3.18. Information Supplied. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement (at the date it is first mailed to the stockholders of Buyer or at the time of the Buyer Stockholders Meeting) or in any registration statement on the applicable SEC form pursuant to which any indebtedness of Buyer to be issued as part of the Financing may be registered (the "Registration Statement") (at the time the Registration Statement is declared effective, including any post-effective amendment thereto) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 3.19. Receivables. Except to the extent, if any, reserved for on the Company Balance Sheet or the

Other Assets Statement or in the reserves existing on the Closing Date reflected in the calculation of Consolidated Tangible Net Worth as of the Closing Date, all Receivables reflected on the Company Balance Sheet or the Other Assets Statement arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with Seller, the Company or the Company Subsidiary and in the ordinary course of business consistent with past practice.

          SECTION 3.20. Intellectual Property. The Company, the Company Subsidiary or, with respect to the Other Assets, Seller or a Seller Entity, owns, or is validly licensed or otherwise has the right to use (or, as of the Closing, will own, be validly licensed or otherwise have the right to use), all patents, trademarks, trade names, applications for patents or trademarks, service marks, copyrights and other intellectual property rights (collectively, "Intellectual Property") that are material to the conduct of the business of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, taken as a whole. Section 3.20 of the Seller Disclosure Schedule sets forth a list of all patents (pending applications and issued patents), trademarks (registrations and pending applications), software and other forms of copyrightable works (registered and unregistered), in each case which are (or, as of Closing, will be) (A) owned by or assigned or licensed to the Company or the Company Subsidiary, or (B) with respect to the Other Assets, owned by Seller or a Seller Entity and which will be licensed to the Company or the Company Subsidiary or Buyer or a Buyer Subsidiary, and that are material to the conduct of the Business, taken as a whole. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no claims pending or, to the Knowledge of Seller, threatened that the Company or the Company Subsidiary, or with respect to the Other Assets, Seller or any Seller Entity, is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of Seller, except as set forth in Section 3.20 of the Seller

Disclosure Schedule, no Person is infringing the rights to Intellectual Property of the Company or the Company Subsidiary or, with respect to any Intellectual Property included in the Other Assets, any Seller Entity, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, the conduct of the Business does not as of the date hereof or as of the Closing Date infringe upon or conflict with any Intellectual Property (existing as of the date hereof or as of the Closing
Date) of any Person, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, Seller, the Company, the Company Subsidiary and, with respect to the Non-U.S. Intellectual Property, the Seller Entities, have not received since January 1, 1993, any written claim or written notice from any third party to the contrary that has not been resolved. Seller, the Company and the Company Subsidiary or with respect to licensed Intellectual Property included in the Other Assets, the Seller Entities, as of the date hereof have, and as of the Closing Date will have, paid all royalties, fees and other amounts due as of such dates on all licensed Intellectual Property other than amounts payable which are not past due, amounts accrued, or disputed amounts which are being contested in good faith.

          SECTION 3.21. Sufficiency of Assets. (a) Other than the support services set forth in Section 7.07 of the Seller Disclosure Schedule, none of Seller or any of its Affiliates provides any material services to the Business. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Company does not engage, and since its organization has not engaged, in any activity other than holding the stock of the Company Subsidiary.

          (b) Assuming that the necessary consents have been obtained in connection with the transactions contemplated by this Agreement, including consents required by the transfer of the Shares and the Other Assets and the assumption of the Assumed Liabilities, the Other Assets and the assets of the Company and the Company Subsidiary as of the Closing Date will constitute all the material assets used in and all the assets necessary for the conduct of the Business other than (i) the Excluded Assets, (ii) assets of Seller or its Affiliates relating to the services set forth in Section 7.07 of the Seller Disclosure Schedule, (iii) assets of Seller or its Affiliates relating to the services to be provided under the Transition Services Agreement, (iv) cash and (v) the Names. This
Section 3.21(b) does not relate to intellectual property matters, which are the subject of Section 3.20.

          (c) Assuming that the necessary consents have been obtained in connection with the transactions contemplated by this Agreement, including consents required by the transfer of the Other Assets and the assumption of the Assumed Liabilities, the Other Assets as of the Closing Date will constitute all the material assets used in and all the assets necessary for the conduct of the Non-U.S. Clinical Laboratories Business other than (i) the Excluded Assets, (ii) assets of Seller or its Affiliates relating to the services set forth in Section 7.07 of the Seller Disclosure Schedule,
(iv) assets of Seller or its Affiliates relating to the services to be provided under the Transition Services Agreement, (iii) cash and (iv) the Names. This Section 3.21(c) does not relate to intellectual property matters, which are the subject of Section 3.20.


                                 ARTICLE IV

                  Representations and Warranties of Buyer

          Buyer hereby represents and warrants to Seller as follows:

          SECTION 4.01. Authority. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken subject, in the case of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration, to receipt of the Buyer Stockholders Approval. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the due execution and delivery of the Transaction Documents other than this Agreement, such Transaction Documents each will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) The Board of Directors of Buyer (the "Buyer Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, (ii) determining that the terms of the transactions contemplated hereby and thereby are fair to and in the best interests of Buyer and its stockholders and (iii) recommending that Buyer's stockholders give the Buyer Stockholders Approval.

          (c) The only vote of holders of any class or series of Buyer Capital Stock necessary in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby is the approval by the holders of a majority of the outstanding shares of Buyer Common Stock (and the holders of a majority of the outstanding shares of Voting Cumulative Preferred Stock, voting together as a single class) of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration (such approval, the "Buyer Stockholders Approval").

          SECTION 4.02. No Conflicts; Consents. (a) Except as set forth in
Section 4.02(a) of the schedule, dated as of the date of this Agreement, from Buyer to Seller

(the "Buyer Disclosure Schedule") the execution and delivery of this Agreement do not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby (including the Financing) and compliance with the terms hereof and thereof (including the Financing) will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien other than a Permitted Lien, upon any of the properties or assets of Buyer or any Buyer Subsidiary under, any provision of (i) the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any Buyer Subsidiary, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any Buyer Subsidiary is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to Buyer or any Buyer Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Buyer Material Adverse Effect or materially affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

          (b) Except as set forth in Section 4.02(b) of the Buyer Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any Buyer Subsidiary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than
(i) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (ii) compliance with and filings and notifications under applicable Environmental Laws and (iii) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby and thereby.

          SECTION 4.03. Organization and Standing of the Buyer Subsidiaries. Each of the Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Section
4.03 of the Buyer Disclosure Schedule. Each Buyer Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Each Buyer Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect. The term "Buyer Subsidiaries" means each Person listed in Section 4.03 of the Buyer Disclosure Schedule.

          SECTION 4.04. Capital Stock of Buyer and the Buyer Subsidiaries.
(a) The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock and 10,000,000 shares of series preferred stock of Buyer, par value $1.00 per share, of which 1,000 are designated as 1996 Voting Cumulative Preferred Stock, and 600,000 are designated Series A Junior Participating Preferred Stock ("Buyer Preferred Stock"; together with the Buyer Common Stock, the "Buyer Capital Stock"). At the close of business on December 31, 1998, 30,026,634 shares of Buyer Common Stock were outstanding. At the close of business on February 1, 1999, (i) 30,255,081 shares of Buyer Common Stock, 1,000 shares of Voting Cumulative Preferred Stock and no shares of Series A Junior Participating Preferred Stock were issued and outstanding, (ii) 215,394 shares of Buyer Common Stock were held by Buyer in its treasury, (iii) 2,920,655 shares of Buyer Common Stock were subject to outstanding Buyer employee stock options, an additional 368,600 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's employee stock option plan and an additional 1,504,311 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's employee stock purchase plan and additional shares are authorized to be issued in accordance with the terms of Buyer's profit sharing 401K plan; (iv) 51,750 shares of Buyer Common Stock were subject to outstanding Buyer director stock options and 448,250 additional shares of Buyer Common Stock were reserved for issuance pursuant to the non-employee director stock option plan; and (v) 600,000 shares of Series A Junior Participating Buyer Preferred Stock were reserved for issuance in connection with the rights (the "Buyer Rights") issued pursuant to the rights agreement dated as of December 31, 1996 (as amended from time to time, the "Buyer Rights Agreement"), between Buyer and Harris Trust and Savings Bank, as Rights Agent. Except as set forth above, at the close of business on December 31, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The shares of Buyer Common Stock to be issued as the Common Stock Consideration will be validly issued, fully paid, nonassessable and free of preemptive rights.

          (b) Except as set forth in Section 4.04(b) of the Buyer Disclosure Schedule, all the Buyer Subsidiaries are, directly or indirectly, wholly owned by Buyer. All the outstanding shares of capital stock of each Buyer Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 4.04(b) of the Buyer Disclosure Schedule, Buyer has good and valid title, directly or through one or more wholly owned subsidiaries, to all the outstanding shares of capital stock of each Buyer Subsidiary, free and clear of any Liens. Except as set forth in Section 4.04(b) of the Buyer Disclosure Schedule, there are no shares of capital stock or other equity securities of any Buyer Subsidiary outstanding.

          (c) Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, no shares of capital stock of Buyer or any Buyer Subsidiary have been issued in violation of, and no such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any Buyer Subsidiary, any contract, agreement or instrument to which Buyer, or any Buyer Subsidiary is subject, bound or a party or otherwise. Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, there are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Buyer or any Buyer Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Buyer or any Buyer Subsidiary or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Buyer or any Buyer Subsidiary. Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, there are no equity securities of Buyer or any Buyer Subsidiary reserved for issuance for any purpose. Except as set forth in
Section 4.04(c) of the Buyer Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Buyer or any Buyer Subsidiary may vote.

          SECTION 4.05. SEC Documents; Undisclosed Liabilities. (a) Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since January 1, 1997 (the "Buyer SEC Documents"). As of its respective date, each Buyer SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) consistently applied during the periods involved (except in each case as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

          (b) Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date hereof (the "Filed Buyer SEC Documents"), neither Buyer nor any Buyer Subsidiary has any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking, in each case required by U.S. GAAP to be reflected on a consolidated balance sheet of the Buyer and the Buyer Subsidiaries or, in each case, on the notes thereto except (i) as disclosed, reflected or reserved against in the most recent balance sheet contained in the Filed Buyer SEC Documents (the "Buyer Balance Sheet"), (ii) for items set forth in Section 4.05 of the Buyer

Disclosure Schedule, (iii) for Taxes, (iv) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet and not in violation of this Agreement, and (v) for other liabilities which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

          (c) This Section 4.05 will not be deemed breached by changes in U.S. GAAP after the date of this Agreement.

SECTION 4.06. Litigation. Section 4.06 of the Buyer Disclosure Schedule sets forth a list as of the date of this Agreement of all pending or threatened lawsuits or claims, with respect to which Buyer or any Buyer Subsidiary has been contacted in writing by the plaintiff or claimant, or, its, his or her counsel, against Buyer or any Buyer Subsidiary or any of their respective properties, assets, operations or businesses and which (a) are reasonably expected to result in liability of more than $250,000 (excluding any liabilities covered by insurance policies or self-insurance retention limits under such insurance policies), (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth in Section 4.06 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Section 4.06 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, there is no pending or threatened investigation of Buyer or a Buyer Subsidiary by any Governmental Entity and there are no facts that could result in any lawsuit that, alone or in the aggregate, could reasonably be expected to result in a Buyer Material Adverse Effect. This Section 4.06 does not relate to matters with respect to Taxes, employee benefit matters, intellectual property, employee and labor matters and environmental and health and safety matters which are the subject of Sections 4.12, 4.13, 4.15, 4.17 and 4.18.

          SECTION 4.07. Absence of Changes or Events. Except as disclosed in the Filed Buyer SEC Documents or as set forth in Section 4.07 of the Buyer Disclosure Schedule, since the date of the Buyer Balance Sheet, there has not been any Buyer Material Adverse Effect, other than changes relating to the United States economy in general or the Buyer's and the Buyer Subsidiaries' industry in general and not specifically relating to the Buyer or a Buyer Subsidiary. Seller acknowledges that there may be disruption to the Buyer's and the Buyer Subsidiaries' business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and Seller agrees that such disruptions do not and shall not constitute a breach of this Section 4.07. Except as set forth in
Section 4.07 of the Buyer Disclosure Schedule, since December 31, 1998, to the date of this Agreement, Buyer has caused the business of Buyer and the Buyer Subsidiaries to be conducted in the ordinary course of business consistent with past practice. Except as set forth in Section 4.07 of the Buyer Disclosure Schedule, since December 31, 1998 none of Buyer or any Buyer Subsidiary has taken any action that if taken after the date of this Agreement would constitute a breach of any of the covenants set forth in
Section 6.02.

          SECTION 4.08. Compliance with Applicable Laws; Corporate Integrity Agreement. Except as set forth in Section 4.08 of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries are, and have been since January 1, 1996, in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Except as set forth in Section
4.08 of the Buyer Disclosure Schedule, none of Buyer or the Buyer Subsidiaries has received any written communication since January 1, 1997, from a Governmental Entity that alleges that Buyer or a Buyer Subsidiary is not in compliance in any respect with any Applicable Laws that are material to the conduct of Buyer's or the Buyer Subsidiaries' business. Except as set forth in Section 4.08 of the Buyer Disclosure Schedule, Buyer has been since October 9, 1996, in compliance in all material respects with the terms of the Corporate Integrity Agreement dated as of October 9, 1996 between Buyer (then known as Corning Clinical Laboratories Inc.) and the United States Department of Health and Human Services, other than to the extent such terms are related to compliance with laws (which are the subject of this Section 4.08). This Section 4.08 does not relate to matters with respect to Taxes, employee benefit matters, intellectual property, employee and labor matters and environmental and health and safety matters which are the subject of Sections 4.12, 4.13, 4.15, 4.17 and 4.18.

          SECTION 4.09. Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

          SECTION 4.10. Availability of Funds. As of the date of this Agreement, Buyer has cash available which, together with existing borrowing facilities and firm commitments (the "Firm Commitments") is sufficient to enable it to consummate the transactions contemplated by this Agreement. True and complete copies of any such facilities and commitments have been provided to Seller. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing". As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

          SECTION 4.11. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement (at the date it is first mailed to the stockholders of Buyer, at the time of the Buyer Stockholders Meeting or at the Closing) or the Registration Statement (at the time the Registration Statement is declared effective, including any post-effective amendments thereto, or at the Closing) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Seller for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

          SECTION 4.12. Taxes. (a) Except for such matters as would not have a Buyer Material Adverse Effect, (i) Buyer has timely filed or will timely file all Tax Returns required to be filed by Buyer with any Tax authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of Buyer; (ii) all Taxes that are due prior to the Closing Date have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined or (3) are indemnified against); (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a Tax authority against Buyer or any of the Buyer Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith and; (iv) Buyer has provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b) To the best of Buyer's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Buyer or any of the Buyer Subsidiaries, nor has Buyer or any of the Buyer Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Buyer Material Adverse Effect.

          (c) There are no Tax liens upon any property or assets of Buyer except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Buyer Material Adverse Effect.

          (d) Buyer has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Buyer, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Buyer Material Adverse Effect.

          (e) Buyer has not entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Buyer Material Adverse Effect.

          SECTION 4.13. Benefit Plans. Section 4.13 of the Buyer Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material plans, policies and arrangements maintained by Buyer for the benefit of Buyer's employees (collectively, "Buyer's Plans"). Each of Buyer's Plans are maintained in material compliance with their applicable terms and conditions and Applicable Law. Each of Buyer's Plans which are intended to be tax-qualified under Section 401(a) of the Code have received a favorable determination letter regarding their tax-qualified status and, to the best Knowledge of Buyer, no such letter has been revoked.

          SECTION 4.14. Real Property. (a) Section 4.14(a) of the Buyer Disclosure Schedule lists: (i) the street address of each parcel of real property and interests in real property owned in fee by Buyer and the Buyer Subsidiaries ("Buyer Owned Real Property"), and (ii) the current owner of each such parcel of Buyer Owned

Real Property. Buyer or a Buyer Subsidiary has good, valid, marketable and insurable title in fee simple to the Buyer Owned Real Property, free and clear of all Liens, except (i) as disclosed in Section 4.14(a) of the Buyer Disclosure Schedule and (ii) Permitted Liens.

          (b) Section 4.14(b) of the Buyer Disclosure Schedule lists: the street address of each parcel of real property and interests in real property: (i) leased by Buyer or a Buyer Subsidiary at which either a Buyer Subsidiary's headquarters or a hub or major operating laboratory is located, or (ii) leased by Buyer or a Buyer Subsidiary under a lease that provides for aggregate rental payments in 1999 in excess of $100,000 (collectively, "Buyer Leased Real Property"). Buyer or a Buyer Subsidiary has good and valid title to the leasehold estates in the real property leased by Buyer or a Buyer Subsidiary, free and clear of all Liens, except Permitted Liens and except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Except as disclosed in Section 4.14(b) of the Buyer Disclosure Schedule or as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each lease for the real property leased by Buyer or a Buyer Subsidiary is valid, binding and in full force and effect. None of Buyer or the applicable Buyer Subsidiary party to any lease and, to the Knowledge of Buyer, no other party to any such lease is in material breach or default thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Buyer Material Adverse Effect.

          SECTION 4.15. Intellectual Property. Buyer or a Buyer Subsidiary owns, or is validly licensed or otherwise has the right to use (or, as of the Closing, will own, be validly licensed or otherwise have the right to use), all patents, trademarks, trade names, applications for patents or trademarks, service marks, copyrights and other intellectual property rights (collectively, "Buyer Intellectual Property") that are material to the conduct of the business of Buyer and the Buyer Subsidiaries taken as a whole. Section 4.15 of the Buyer Disclosure Schedule sets forth a list of all patents, trademarks and software, in each case which are (or, as of Closing, will be) owned by Buyer or a Buyer Subsidiary, and that are material to the conduct of the business of Buyer and the Buyer Subsidiaries, taken as a whole. Except as set forth in
Section 4.15 the Buyer Disclosure Schedule, there are no claims pending or, to the Knowledge of Buyer, threatened that Buyer or any Buyer Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. To the Knowledge of Buyer, except as set forth in Section 4.15 of the Buyer Disclosure Schedule, no Person is infringing the rights to Intellectual Property of Buyer or any Buyer Subsidiary, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Except as set forth in
Section 4.15 of the Buyer Disclosure Schedule, the conduct of the business of the Buyer and the Buyer Subsidiaries as presently conducted, does not, as of the date hereof or as of the Closing Date, infringe upon or conflict with any Intellectual Property existing as of the date hereof or as of the Closing Date of any Person, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect and Buyer and the Buyer Subsidiaries have not received since January 1, 1993 any written claim or written notice from any third party to the contrary that has not been resolved. Buyer and the Buyer Subsidiaries, as of the date hereof have, and as of the Closing Date will have, paid all royalties, fees and other amounts due as of such dates on all licensed Buyer Intellectual Property other than amounts payable which are not past due, amounts accrued, or disputed amounts which are being contested in good faith.

          SECTION 4.16. Assets Other than Intellectual Property and Real Property Interests. (a) Except as set forth in Section 4.16 of the Buyer Disclosure Schedule, Buyer or a Buyer Subsidiary has, or at the Closing Date will have, good and valid title to all material assets reflected on the Buyer Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this

Agreement, in each case free and clear of all Liens other than Permitted Liens. This Section 4.16 does not relate to Intellectual Property, which is the subject of Section 4.15, nor to real property or interests in real property, such items being the subject of Section 4.14.

          (b) Since January 1, 1998, all the material, tangible personal property of Buyer and the Buyer Subsidiaries has been maintained, repaired and replaced in all material respects in accordance with past practice.

          SECTION 4.17. Employee and Labor Matters. Except as set forth in
Section 4.17 of the Buyer Disclosure Schedule (i) there is, and during the past three years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Buyer, threatened, against Buyer or any Buyer Subsidiary, (ii) to the Knowledge of Buyer, no union organizational campaign is in progress with respect to the employees of Buyer or any Buyer Subsidiary and no question concerning representation exists respecting such employees or has been in progress or existed during the past three years, (iii) neither Buyer nor any Buyer Subsidiary is engaged in any unfair labor practice, (iv) there is no unfair labor practice charge or complaint against Buyer or any Buyer Subsidiary pending, or, to the Knowledge of Buyer, threatened, before the National Labor Relations Board or any equivalent Person, (v) there are no pending, or, to the Knowledge of Buyer, threatened, union grievances against Buyer or any Buyer Subsidiary and (vi) none of Buyer or any Buyer Subsidiary has received written notice since January 1, 1997 of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of Buyer or any Buyer Subsidiary and, to the Knowledge of Buyer, no such investigation is in progress.

          SECTION 4.18. Environmental and Health and Safety Matters. (a) Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, and except for those matters that, individually or in the aggregate, would not have a Buyer Material Adverse Effect (i) each of Buyer and the Buyer Subsidiaries has obtained and is in compliance with all permits, licenses, authorizations and approvals required for the conduct of its operations under Environmental Laws, (ii) each of Buyer and the Buyer Subsidiaries is in compliance with all Environmental Laws and
(iii) there have been no Releases, or threatened Releases, of Hazardous Materials at any properties currently or formerly owned or operated by Buyer or any Buyer Subsidiary, or at any offsite disposal locations currently or formerly used by Buyer or any Buyer Subsidiary.

          (b) Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, there is no action, suit, demand, notice of noncompliance, notice of violation, investigation, proceeding or claim arising under Environmental Laws that is pending, or to the Knowledge of Buyer, threatened, against Buyer or any Buyer Subsidiary, or any of their respective properties, assets, operations or businesses, and which (i) involves potential Losses of more than $250,000, or (ii) is reasonably likely to result in significant business interruption.


                                 ARTICLE V

                            Covenants of Seller

                  Seller covenants and agrees as follows:

          SECTION 5.01. Access. (a) From the date of this Agreement until the Closing Date, upon reasonable notice, Seller shall, and shall cause the Seller Entities, the Company and the Company Subsidiary (including, without limitation, for the purpose of securing the Financing, planning the transition of the Business following the Closing Date and obtaining insurance for incidents occurring on or after the Closing Date), to afford the officers, employees, auditors, attorneys, financing sources and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, attorneys, auditors, consultants, advisors, books and records (including financial and operating data and other documents and information regarding the assets, properties, goodwill and business of the Business as exists from time to time) and management employees, auditors, attorneys and financing sources of the Business; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller and its Affiliates.

          (b) During the period after the date hereof through the Closing Date, as promptly as practicable, Seller will deliver to Buyer true and complete copies of its monthly financial statements and such other regularly prepared reports and analyses as may be prepared by Seller or any Affiliate of Seller relating solely to the Business during such period.

          SECTION 5.02. Ordinary Conduct. Except as set forth in Section
5.02 of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the Business to be conducted in the ordinary course in substantially the same manner as currently conducted, including as to capital spending, and shall make commercially reasonable efforts consistent with past practice to preserve the relationships of the Business with material customers, suppliers, employees and others with which or whom the Company, the Company Subsidiary or the applicable Seller Entity deals. Prior to the Closing, Seller shall cause the Company Subsidiary to use commercially reasonable efforts to reduce leakage under the Aetna U.S. HealthCare ("USHC") and Prudential Insurance Company of America ("Prudential") laboratory network management contracts which will include using commercially reasonable efforts to enter into subcontracts for laboratory services and using commercially reasonable efforts to require USHC and Prudential to meet their respective contractual obligations to reduce leakage. Seller shall not be obligated to, directly or indirectly, provide any funds to the Company, the Company Subsidiary or the applicable Seller Entity other than in the ordinary course of business consistent with past practice. From the date hereof to the Closing, Seller shall not, and shall not permit the Company, the Company Subsidiary, Seller Subsidiary or any Seller

Entity to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares or the Other Assets set forth in Section 10.01 not being satisfied. In addition, except as Buyer otherwise consents in writing or as set forth in
Section 5.02 of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall not permit the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities to do any of the following without the prior written consent of Buyer:

          (a) in the case of the Company or the Company Subsidiary, amend its Certificate of Incorporation or Bylaws;

          (b) in the case of the Company or the Company Subsidiary, declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (i) Buyer acknowledges that neither the Company nor the Company Subsidiary maintains cash balances and, from time to time and at the time of the Closing, Seller will cause to be withdrawn any cash balances of the Company and the Company Subsidiary, which withdrawals may be made, among other things, as dividends or distributions to Seller Subsidiary or its Affiliates and (ii) dividends and distributions may continue to be made by the Company Subsidiary to the Company;

          (c) in the case of the Company or the Company Subsidiary, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (d) adopt or amend in any material respect any Company Benefit Plan or collective bargaining agreement, except as required by Applicable Law;

          (e) grant to any executive officer or employee of the Company or the Company Subsidiary or to be transferred to Buyer in accordance with Section 8.13 any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements or by Applicable Law and except for any increases for which Seller shall be solely obligated;

          (f) incur or assume any liabilities or indebtedness for borrowed money or guarantee any such or indebtedness, other than intercompany debt between the Company and the Company Subsidiary or intercompany debt between the Company or the Company Subsidiary, on one hand, and Seller or any Affiliate of Seller, on the other hand, which in each case will be repaid, forgiven or otherwise terminated on or prior to the Closing Date;

          (g) make any change in any accounting policy of the Business other than those required by U.S. GAAP or Applicable Law of the United States or any political subdivision or agency thereof;

          (h) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory in the ordinary course of business consistent with past practice) which are material, individually or in the aggregate, to the Business, taken as a whole;

          (i) make or incur any capital expenditure that is not currently approved in writing and consistent with the budget for the period between the date hereof and the Closing (a copy of such budget is set forth as Section 5.02(i) of the Seller Disclosure Schedule) and which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

          (j) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the Company, the Company Subsidiary, or the Other Assets taken as a whole, except in the ordinary course of business consistent with past practice;

          (k) enter into any lease of real property, other than in the ordinary course of business consistent with past practice with respect to leases under which an aggregate amount of less than $250,000 is payable per annum, except any renewals of existing leases in the ordinary course of business;

          (l) enter into any arrangement that will outsource activities currently performed by Continued Employees involving payments in excess of $250,000 per annum;

          (m) settle any claim or litigation if such settlement (x) would result in material injunctive or other equitable relief or (y) relates to the matters referenced in Section 11.06(b) unless paid before the Closing Date;

          (n) enter into any agreement or arrangement that would be a Company Contract under paragraph (iii) of Section 3.11(a) if in existence on the date hereof or modify, terminate or amend any such Company Contract;

          (o) make any material federal, state, local or foreign tax election except for elections made in the ordinary course of business, in accordance with past practice or, provided Seller notifies Buyer of such change, are required by any change in Applicable Law;

          (p) enter into any agreement, contract or other instrument requiring the Company or the Company Subsidiary to (A) refer any anatomic pathology specimens to any provider of anatomic pathology services, or (B) refer any clinical laboratory specimens to any clinical laboratory other than a clinical laboratory owned, managed or operated by the Company or the Company Subsidiary, in each case which is not terminable by the Company, the Company Subsidiary, Seller or the applicable Seller Entity by notice of not more than 90 days without penalty therefor;

          (q) enter into any agreement, contract or other instrument requiring the Company or the Company Subsidiary to provide any clinical laboratory data to any third party (other than data that relates to, or is derived from, the Clinical Laboratory Services provided to such third party) or pursuant to which the Company or the Company Subsidiary assigns ownership to any clinical laboratory data to any third party; or

          (r) agree, whether in writing or otherwise, to do any of the foregoing.

          SECTION 5.03. Confidentiality. (a) After the Closing Date, Seller shall keep confidential, and shall cause its Affiliates (other than the Company and the Company Subsidiary to the extent deemed Affiliates of Seller) and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and the Company Subsidiary and the Business except as required by Applicable Law or administrative process or the rules or regulations of any United States or foreign securities exchange or the Panel on Takeovers and Mergers in London and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03. The covenant set forth in this
Section 5.03 shall terminate three years after the Closing Date.

          (b) Seller acknowledges that the information being provided to it by or on behalf of Buyer in connection with its receipt of the Common Stock Consideration and the consummation of the other transactions contemplated hereby and by the other Transaction Documents is subject to the terms of a confidentiality agreement between Buyer and

Seller dated October 7, 1998 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

          SECTION 5.04. Insurance. From the date hereof to the Closing Date, Seller shall keep, or cause to be kept, all insurance policies currently maintained with respect to the Company and the Company Subsidiary and the Other Assets, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Any and all insurance policies maintained with respect to the Company, the Company Subsidiary and their respective assets and properties and the Other Assets are owned and maintained by Seller and its Affiliates (other than the Company and the Company Subsidiary). None of Buyer, the Company or the Company Subsidiary will have any rights under any such insurance policies from and after the Closing Date. A description of all material insurance policies is set forth on Section 5.04 of the Seller Disclosure Schedule.

          SECTION 5.05. Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of the Company and the Company Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

          SECTION 5.06. No Additional Representations. Seller acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of Buyer and the Buyer Subsidiaries which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Buyer and the Buyer Subsidiaries to discuss the businesses and assets of Buyer and the Buyer Subsidiaries. Seller acknowledges that none of Buyer, any Buyer Subsidiary or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Buyer and the Buyer Subsidiaries furnished or made available to Seller and its representatives, except as expressly set forth in this Agreement or the other Transaction Documents, and none of Buyer, any Buyer Subsidiary or any other Person shall have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller, or Seller's use of, any such information, including any information, documents or material made available to Seller or its representatives in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

          SECTION 5.07. Supplemental Disclosure. From the date hereof to the Closing Date, Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to the Knowledge of Seller of any event or condition or the existence to the Knowledge of Seller of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares and the Other Assets not to be fulfilled.

          SECTION 5.08. Financial Statements. Not later than March 15, 1999, Seller shall cause to be delivered to Buyer (a) audited consolidated balance sheets of the Business ("Consolidated Balance Sheets") as of and for the periods ending December 31, 1998, 1997 and 1996 and (b) audited consolidated statements of income and cash flows of the Business ("Consolidated Income Statements") as of and for the periods ending December 31, 1998, 1997 and 1996, such financial statements having been audited by Seller's Accountants and satisfying the requirements of Regulation 14A of the proxy rules of the Exchange Act for purposes of inclusion in the Proxy Statement and the requirements of SEC Form S-3 under the Securities Act for purposes of inclusion in the Registration Statement. As promptly as practical and in any event, within 30 days of the end of each fiscal quarter after the date hereof and before the Closing, Seller shall deliver to Buyer unaudited Consolidated Balance Sheets and unaudited Consolidated Income Statements satisfying the requirements of Regulation

13A of the Exchange Act required by Buyer to be included in the Proxy Statement or the Registration Statement.

          SECTION 5.09. No Solicitation or Negotiation. From the date hereof to the earlier of (i) the Closing and (ii) the termination of this Agreement, (a) Seller agrees that none of Seller, the Company, the Company Subsidiary or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any Company Takeover Proposal, or (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any Company Takeover Proposal or any inquiry or other contact with any Person with respect thereto, is made after the date hereof and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller agrees not to, and to cause Seller Subsidiary, the Company and the Company Subsidiary not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality agreement to which Seller, Seller Subsidiary, the Company or the Company Subsidiary is a party to the extent such confidentiality agreement relates to the Business.

          (b) The term "Company Takeover Proposal" means any proposal for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or the Company Subsidiary, any proposal or offer for the issuance by the Company of any of its equity securities as consideration for the assets or securities of any Person or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or any assets of the Company or the Company Subsidiary except as permitted pursuant to Section 5.02, and except for the transactions contemplated by this Agreement. For the avoidance of doubt, the term "Company Takeover Proposal" does not include any proposal for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Seller or any Affiliate of Seller other than solely the Company or the Company Subsidiary, any proposal or offer for the issuance by Seller of its equity securities as consideration for the assets or securities of any Person or any proposal or offer to acquire in any manner, directly or indirectly, any voting securities of, or any assets of Seller or any Affiliate of Seller (excluding the Other Assets) other than solely the Company or the Company Subsidiary.

          SECTION 5.10. Certain Transfers - Intellectual Property and Licenses Under the diaDexus Agreement. (a) Seller will use reasonable best efforts to procure an assignment to Buyer (pursuant to an assignment reasonably satisfactory to Buyer), effective as of the Closing Date, of the beneficial rights and licenses relating to Clinical Laboratory Services, set forth on Schedule 5.10 (the "diaDexus Rights"), which have been granted to Seller under the Collaboration and License Agreement among Seller, Seller Subsidiary, Incyte Pharmaceuticals, Inc. and diaDexus, LLC, dated the 2nd day of September 1997 (the "diaDexus Agreement"). With respect to cDx Homebrews (as defined in the diaDexus Agreement), Seller shall use reasonable best efforts to provide Buyer with a territory defined by reference to Buyer rather than Seller, Seller Subsidiary and their Affiliates (for purposes of this description of territory, as defined in the diaDexus Agreement). In the event that Seller is unable to procure assignment of all right(s) set forth in Schedule 5.10 through such reasonable best efforts, then Buyer and Seller shall reasonably cooperate to delete or modify right(s) identified in Schedule 5.10 as necessary to secure assignment of as many of such identified rights as reasonably possible.

          (b) Seller and the Seller Subsidiary shall not assign the diaDexus Agreement to the Company, and Seller and the Seller Subsidiary remain solely liable for all obligations under such Agreement, except for those expressly assumed in this Section 5.10(b). Buyer shall cause the Company to assume (pursuant to an Assumption Agreement reasonably satisfactory to Seller) the following obligations under the diaDexus
Agreement:

     (i) all liabilities and obligations arising out of or in connection with the exercise by the Company of the diaDexus Rights, including, without limitation, all royalties, diligence obligations and other obligations due with respect to the sale by the Company or any of its Affiliates of any Test or Healthcare Ix Product licensed by the Company pursuant to the terms of the diaDexus Agreement;

     (ii) the Confidentiality and Publication provisions under Article 12 of the diaDexus Agreement; and

     (iii) the indemnification provisions under Article 18 of the Collaboration and License Agreement with respect to the sale by the Company or any of its Affiliates of any Test or Healthcare Ix Product licensed by the Company under the terms of the diaDexus Agreement.

          (c) Following the dissolution of diaDexus, Seller shall grant to Buyer, for use in the field of Clinical Laboratory Services, a worldwide, nonexclusive paid-up royalty-free license (with the right to sublicense) of all Intellectual Property in existence as of the Closing Date that reverts to Seller from diaDexus relating to Clinical Laboratory Services.

          (d) Seller acknowledges that the responsibilities of the Research Committee, as described in Paragraph 10.2 of the diaDexus Agreement may influence the orderly transfer of the Intellectual Property described in this Section 5.10. In light of the interests conveyed to the Company under this

Section 5.10, Seller agrees to use reasonable best efforts to cause diaDexus, LLC and Incyte Pharmaceuticals, Inc. to grant access to Buyer on a non-voting observer basis to such Committee or other multiparty research governance organizations that are or may be established under the diaDexus Agreement; provided, however, that such participation shall be limited to discussions concerning research projects, their status, and the conveyance of rights to Buyer or the Company related thereto, all as limited to such projects that are subject to the rights and licenses assigned to Buyer or the Company pursuant to this Section 5.10.

          SECTION 5.11. Certain Licenses. (a) For the period ending on December 31, 1999, Seller shall use commercially reasonable efforts to arrange for the Company and the Company Subsidiary to continue to be licensed under the agreements set forth on Exhibit 5.11(a) on the same terms (including, without limitation, the same level of upgrades, enhancements and modifications as well as maintenance, support and service) as received by Seller and its wholly owned Subsidiaries under such agreements; provided that the foregoing shall not require Seller or any of its Affiliates to expend money, commence or participate in any litigation or grant any accommodation (financial or otherwise) to any third party for the purpose of securing such continuation. Seller shall be responsible for any license payments for the period through December 31, 1999; provided that the Company Subsidiary shall be responsible for any maintenance, support and service charges for services provided under such agreements prior to January 1, 2000 to the extent that such charges are consistent with those charged to Seller and its wholly owned Subsidiaries; and provided further, however, that the Company Subsidiary shall be responsible for any applicable license per unit fees to the extent that the net number of locations or users using the Intellectual Property listed in Section 5.13(a) of the Seller Disclosure Schedule increases during the period prior to January 1, 2000, to the extent that such license fees are charged in substantially the same manner as charged to Seller and its wholly owned Subsidiaries.

          (b) For a period ending on the first anniversary of the Closing Date, Seller shall use commercially reasonable efforts to permit the Company and the Company Subsidiary to continue to purchase supplies and services pursuant to the agreements set forth on Section 5.11(b) of the Seller Disclosure Schedule on substantially the same terms as such supplies and services are purchased by Seller and its wholly owned Subsidiaries; provided that the foregoing shall not require Seller or any of its Affiliates to expend money, commence or participate in any litigation or grant any accommodation (financial or otherwise) to any third party for the purpose of securing such continuation. Nothing contained in this Section 5.11(b) shall require Seller to arrange for such supplies and services to be supplied to any laboratory facility other than the laboratory facilities of the Company Subsidiary as of the Closing Date.

          SECTION 5.12. Senior Level Employees. As soon as practical after the date of this Agreement (and in no event later than 14 days after such date), Seller shall deliver to Buyer a true and complete list of the Senior Level Employees.


                                 ARTICLE VI

                             Covenants of Buyer

                   Buyer covenants and agrees as follows:

          SECTION 6.01. Access. (a) From the date hereof to the Closing Date, Buyer shall, and shall cause the Buyer Subsidiaries to, give Seller and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Buyer and the Buyer Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or any Buyer Subsidiary.

          (b) During the period after the date hereof through the Closing Date, as promptly as practicable, Buyer will deliver to Seller true and complete copies of its monthly financial statements and such other regularly prepared reports and analyses as may be prepared by Buyer or any Buyer Subsidiary during such period.

          SECTION 6.02. Conduct of Business of Buyer. (a) Except to the extent that Seller otherwise consents in writing, as set forth in Section 6.02(a) of the Buyer Disclosure Schedule, or as otherwise expressly permitted by the terms of this Agreement or in connection with the Financing, from the date hereof to the Closing:

          (i) Buyer shall cause the business of Buyer and the Buyer Subsidiaries, taken as a whole, to be conducted in the ordinary course in substantially the same manner as currently conducted.

          (ii) Buyer shall not redeem, repurchase or otherwise acquire, or permit any Buyer Subsidiary to redeem, repurchase or otherwise acquire, Buyer Common Stock or any other voting securities of Buyer (including any option, warrant or right relating to, or any securities convertible into or exchangeable for such Buyer Common Stock or such other voting securities of Buyer) in excess of Buyer Common Stock representing 10% of the aggregate outstanding Buyer Common Stock as of the date hereof, except, in each case, as required by the terms of the securities of the Buyer outstanding on the date hereof or as contemplated by any employee benefit plans.

          (iii) Buyer shall not amend or propose or agree to amend, the Certificate of Incorporation or Bylaws of Buyer in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise adversely affect the rights of Seller following its acquisition of the Shares.

          (iv) Buyer shall not, and shall not permit a material Buyer Subsidiary to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Buyer or such material Buyer Subsidiary.

          (v) Buyer shall not declare or pay any dividend, or declare or make any distribution on, or authorize or effect any split-up, combination, subdivision, adjustment, reclassification or recapitalization of, any Buyer Common Stock.

          (vi) Except as contemplated by Section 4.13 of the Buyer Disclosure Schedule, Buyer shall not authorize the creation or issuance of, or issue, any shares of Buyer Common Stock or any other voting securities of Buyer (including any option, warrant or right relating thereto or any securities convertible into or exchangeable for such Buyer Common Stock or any other voting securities of Buyer) or permit any Buyer Subsidiary to authorize the creation or issuance of, or to issue any options, warrants, or rights to acquire any Buyer Common Stock or any other voting securities of Buyer or any securities convertible into or exchangeable for such Buyer Common Stock or any other voting securities of Buyer other than (A) pursuant to the terms of any of its securities outstanding as of the date hereof or as required by its existing employee benefit plans or (B) in connection with new employee benefit plans or the acquisition of businesses engaged in or related or ancillary to the businesses of Buyer and Buyer Subsidiaries as currently conducted that would, in the case of this clause (B), in the aggregate, result in the issuance of more than 2,252,000 shares of Buyer Common Stock (including under any Buyer employee benefit plan adopted after the date hereof), as such number may be increased by the amount of any shares of Buyer Common Stock, redeemed, repurchased or otherwise acquired by Buyer or a Buyer Subsidiary during the period between the date hereof and the Closing Date.

          (vii) Buyer shall not (and shall not permit any Buyer Subsidiary to) incur additional indebtedness, make any change in its accounting policies or take any other action which could reasonably be expected to cause the Financing not to be available on a timely basis for the transactions contemplated by this Agreement.

          (b) From the date hereof to the Closing, Buyer shall not, and shall not permit any Buyer Subsidiary, to take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares or the Other Assets set forth in
Section 10.2 not being satisfied.

          SECTION 6.03. Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the Other Assets and the consummation of the other transactions contemplated hereby and by the other Transaction Documents is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company, the Company Subsidiary, the Other Assets and the Assumed Non-U.S. Liabilities; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller or Seller's Affiliates (other than the Company, the Company Subsidiary, the Other Assets and the Assumed Non-U.S. Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          SECTION 6.04. No Additional Representations. (a) Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of Seller and its Affiliates with respect to the Company, the Company Subsidiary and the Other Assets that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller, Seller Subsidiary, the Company and the Company Subsidiary to discuss the businesses and assets of the Company and the Company Subsidiary and the Other Assets. Buyer acknowledges that none of Seller, the Company, the Company Subsidiary or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiary or the Other Assets furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the other Transaction Documents, and none of Seller, the Company, the Company Subsidiary or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including any information, documents or material made available to Buyer in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

          (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III, BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE OTHER ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY SELLER ENTITY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS.

          SECTION 6.05. Supplemental Disclosure. Buyer shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to the Knowledge of Buyer of any event or condition or the existence to the Knowledge of Buyer of any fact that would cause any of the conditions to Seller's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

          SECTION 6.06. Seller Guarantees. Section 6.06 of the Seller Disclosure Schedule sets forth guarantees by Seller and its Affiliates (other than the Company and the Company Subsidiary) of obligations of the Company or the Company Subsidiary or with respect to any Other Asset or

Assumed Liability that, in any such case, individually, is in excess of $1,000,000; provided, however, that the failure to list any such guarantees in Section 6.06 of the Seller Disclosure Schedule shall not be deemed a breach of any representation or warranty for purposes of Section 11.02. As soon as practicable after the Closing Date, Buyer will use all reasonable efforts to replace or obtain Seller's (or Seller's Affiliate's) release of all the guarantees by Seller (or an Affiliate of Seller) of obligations of the Company or the Company Subsidiary or with respect to any other Asset or Assumed Liability set forth in Section 6.06 of the Seller Disclosure Schedule; provided that Seller agrees that during the period ending two years after the Closing Date, Buyer will not be obligated under this
Section 6.06 to seek the consent of USHC to replace or release the obligations of Seller under the Master Agreement by and between USHC, on behalf of itself and its applicable Affiliates, and the Company Subsidiary, dated September 1, 1998, and that Seller will remain a guarantor with respect thereto until no later than the second anniversary of the Closing Date, at which time Buyer will replace Seller as guarantor under such agreement or otherwise obtain Seller's release, including, if necessary, by obtaining the required letter of credit.

          SECTION 6.07. Use of Certain Names. Buyer shall cause the Company and the Company Subsidiary promptly, and in any event (a) within twenty four months after Closing, to revise all literature of the Company and the Company Subsidiary and to delete all references to the Names and (b) within twenty four months after Closing, to change signing, stationery, supplies and other personal property and otherwise discontinue use of the Names; provided, however, that during such twenty-four month period Buyer, the Company and the Company Subsidiary may continue to use the Names in accordance with the License Agreement. Buyer shall change the names of the Company and the Company Subsidiary to names that do not include the Names within thirty Business Days of the Closing Date. In no event shall Buyer, the Company or the Company Subsidiary use any Names after the Closing in any manner or for any purpose different from the use of such Names during the 90-day period preceding the Closing. "Names" means "SmithKline Corporation", "SmithKline", "SmithKline Beecham", "SB", "SBCL", "SKB", variations and derivatives thereof and any other logos, service marks or trademarks of Seller or its Affiliates.

          SECTION 6.08. Buyer Rights Agreement; Consequences if Buyer Rights Triggered. The Board of Directors of Buyer shall take all action necessary in order to render the Buyer Rights inapplicable to the acquisition by Seller of the Common Stock Consideration. If any Distribution Date, Share Acquisition Date or Triggering Event (as these terms are defined in the Buyer Rights Agreement) occurs under the Buyer Rights Agreement at any time during the period from the date of this Agreement to the Closing Date, Buyer and Seller shall make such adjustment to the Common Stock Consideration as Buyer and Seller shall mutually agree so as to preserve the economic benefits that Buyer and Seller each reasonably expected on the date of this Agreement to receive as a result of the consummation of the transactions contemplated by this Agreement.

          SECTION 6.09. Preparation of the Proxy Statement; Buyer Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Buyer shall prepare and file with the SEC a proxy statement relating to the Buyer Stockholders Approval (the "Proxy Statement") in preliminary form, and Buyer shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Buyer shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC and mailed to its stockholders at the earliest practicable date.

          (b) Buyer shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Buyer Stockholders Approval; provided that Seller acknowledges that it is Buyer's current intention to seek the Buyer Stockholders Approval at its annual stockholders meeting currently scheduled for May 11,

1999. Buyer shall, through the Buyer Board, recommend to its stockholders that they give the Buyer Stockholders Approval. Without limiting the generality of the foregoing, but subject to the provisions of Section 6.11(b), Buyer agrees that its obligations pursuant to the first sentence of this Section 6.09(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Buyer of any proposal regarding a business combination with Buyer or the acquisition of all or a substantial portion of the assets of Buyer.

          SECTION 6.10. Financing. Buyer will use all reasonable efforts to obtain the Financing. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will use all reasonable efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable; provided that Buyer shall not be required to use such efforts if a portion of the Financing has become unavailable because of the occurrence of one or more events or the existence of one or more conditions that make it impossible to satisfy the conditions contained in Section 10.01 (other than the condition contained in Section 10.01(f)). Buyer shall use all reasonable efforts to (i) satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements") that are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder; (ii) defend all lawsuits or other legal proceedings challenging the Financing Agreements or the consummation of the transactions contemplated thereby; and (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. Notwithstanding the foregoing, Buyer shall not be required to pay costs and expenses in connection with arranging alternative financing materially in excess of the costs and expenses contemplated by the Financing or agree to financing terms that differ in a manner materially adverse to Buyer or any of its Affiliates from those contemplated by the Financing.

          SECTION 6.11. No Solicitation or Negotiation. (a) None of Buyer, any Buyer Subsidiary or any of their respective Affiliates, officers, directors, representatives or agents will, (i) solicit, initiate, encourage or accept any Buyer Takeover Proposal (as defined below) or (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any Person to do any of the foregoing. For purposes of this Agreement, "Buyer Takeover Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition of 50% or more of Buyer Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of Buyer Common Stock, any merger, consolidation, or business combination involving Buyer as a result of which the stockholders of Buyer prior to such transaction would own 50% or less of the voting capital of the surviving company, the sale of all or a substantial part of the assets of Buyer, or any recapitalization, liquidation, dissolution or similar transaction involving Buyer.

          (b) Except as set forth in this Section 6.11(b), neither the Buyer Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Seller, the approval or recommendation by the Buyer Board or any such committee of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, (ii) approve or recommend, or propose to approve or recommend, any Buyer Takeover Proposal or (iii) enter into any agreement with respect to any Buyer Takeover Proposal. Notwithstanding the foregoing, in the event that, prior to the Closing, the Buyer Board determines that it is necessary to do so in accordance with its fiduciary duties to its stockholders under Applicable Law, the Buyer Board may withdraw or modify its approval or recommendation of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration.

          (c) Subject to the provisions of Section 6.11(b), nothing contained in this Section 6.11 shall prohibit Buyer from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if the Buyer Board determines in good faith (based on the advice of outside counsel) that it is necessary to do so in accordance with Applicable Law.

          (d) In the event that, (i) (A) the Buyer Board shall have withdrawn or modified, in a manner adverse to Seller, the approval or recommendation by the Buyer Board of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration, or (B) at the time of the meeting of Buyer's stockholders for the purpose of seeking the Buyer's Stockholders Approval, a Buyer Takeover Proposal shall have been made directly to Buyer's Stockholders or there shall have been a public announcement by Buyer that a Person intends, or any Person shall have publicly announced an intention, to make a Buyer Takeover Proposal, and
(ii) the stockholders of Buyer shall not have approved the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration to Seller and (iii) (A) in the event of the circumstances described in clause
(i)(A) of this subsection (d), a Buyer Takeover Proposal is consummated within one year of the termination of this Agreement or (B) in the event of the circumstances described in clause (i)(B) of this subsection (d), a Buyer Takeover Proposal is consummated with the Person that made or publicly announced the Buyer Takeover Proposal or was the subject of Buyer's announcement at the time of such meeting, then, in any such event, Buyer shall pay Seller promptly (but in no event later than three Business Days after the consummation of such Buyer Takeover Proposal) a fee of $45,000,000, which amount shall be payable in immediately available funds to a bank account designated by Seller.

                                ARTICLE VII

                              Mutual Covenants

          Each of Seller and Buyer covenants and agrees as follows:

          SECTION 7.01. Consents. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement and the other Transaction Documents may be required from parties to the Company Contracts and to the other contracts or agreements set forth in
Section 7.01 of the Seller Disclosure Schedule and that such consents and waivers have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents or because of the termination of any Company Contract or any other contract or agreement set forth in Section 7.01 of the Seller Disclosure Schedule, as a result thereof; provided, however, that in the event any such consent or waiver is not obtained, Seller agrees to use all reasonable efforts to enforce its rights under any such contract or agreement for the benefit of Buyer; provided, further, that the foregoing shall not require Seller or any of its Affiliates (including the Company and the Company Subsidiary) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Except as set forth in Section 7.01 of the Seller Disclosure Schedule, prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiary to use all reasonable efforts to obtain, and Buyer will cooperate with Seller in connection with obtaining, any such consents and waivers including those described in Section 7.01 of the Seller Disclosure Schedule; provided, however, that the foregoing shall not include any requirement of Seller or any of its Affiliates (including the Company and the Company Subsidiary) or Buyer to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

Notwithstanding anything to the contrary in this Section 7.01, this Section
7.01 shall not limit or otherwise affect any remedy that Buyer may have under this Agreement with respect to any breach by Seller of Section 3.02 or Section 3.11.

          SECTION 7.02. Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their respective Affiliates and their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company, the Company Subsidiary and the Other Assets to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Business that might result from the transactions contemplated hereby and by the other Transaction Documents. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their respective Affiliates, employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Company Subsidiary and the Other Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.02. Neither party shall be required by this Section 7.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company or the Company Subsidiary).

          SECTION 7.03. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange or the Panel on Takeovers and Mergers in London, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Buyer and Seller each may make internal announcements to its respective employees that are consistent with the parties' prior public disclosures regarding the transactions contem plated hereby and by the other Transaction Documents after reasonable prior notice to and consultation with the other party.

                  SECTION 7.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections 7.01 and 7.05), each party shall use reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in Section 7.05, each of Buyer and Seller shall use reasonable best efforts to cause the Closing to occur on or prior to June 30, 1999.

                  SECTION 7.05. Antitrust Notification. Each of Seller and Buyer shall as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Seller and Buyer shall use reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares and the Other Assets, including litigating any motion for a preliminary injunction until a final and nonappealable decision has been rendered by a court of competent jurisdiction and entering into a consent decree with the FTC or the DOJ; provided that Buyer will not be required by this Section 7.05 to take any action, including entering into any consent decree with the FTC or the DOJ, that requires the divestiture of a material amount of assets of any of the Company Subsidiary, Buyer or any Buyer Subsidiary. Seller and Buyer shall also cooperate to make any required regulatory filings with any state or outside the United States as promptly as practicable after the execution and delivery of this Agreement.

          SECTION 7.06. Records. To the extent not delivered on the Closing Date, promptly thereafter, Seller shall deliver or cause to be delivered to Buyer all material agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller or any Seller Entity relating to the business and operations of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business to the extent not then in the possession of the Company and the Company Subsidiary, subject to the following exceptions:

          (a) Buyer recognizes that certain Records may contain incidental information relating to the Company, the Company Subsidiary, the Other Assets, the Assumed Liabilities and the Non-U.S. Clinical Laboratories Business or may relate primarily to subsidiaries, divisions or businesses of Seller other than the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

          (b) Seller may retain all Records prepared in connection with the sale of the Shares and the Other Assets and the assumption of the Assumed Non-U.S. Liabilities, including analyses relating to the Company, the Company

Subsidiary, the Other Assets, the Assumed Liabilities and the
Non-U.S. Clinical Laboratories Business; and

          (c) Seller may retain any Tax Returns and Buyer shall be provided with copies of such Tax Returns to the extent that they relate to the Company's and the Company Subsidiary's separate returns or separate Tax liability or to the Other Assets, the Assumed Liabilities or the Non-U.S. Clinical Laboratories Business, provided, however, that Buyer shall be provided with originals of any Tax Returns, but only to the extent they relate to the Company's and the Company Subsidiary's separate returns or separate tax liability or to the Other Assets, the Assumed Liabilities or the Non-U.S. Clinical Laboratories Business, if needed, to comply with any requirement imposed by Tax laws or to respond to any inquiry from a Tax authority.

          SECTION 7.07. Support Services. Seller and/or its Affiliates provide the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business with the support services, including cash management, credit and accounts receivable, payroll and human resources, legal, tax and benefit plan administration set forth in Section 7.07 of the Seller Disclosure Schedule. Buyer acknowledges that all such support services will be terminated as of the Closing Date except for the support services to be provided to Buyer pursuant to the Transition Services Agreement. Seller acknowledges that after the Closing Date, neither the Buyer, the Company nor the Company Subsidiary will have any obligation to pay Seller or its Affiliates for (or reimburse Seller or its Affiliates for any expenses incurred in connection with) any support or other services provided prior to the Closing Date.

          SECTION 7.08. Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses.

          SECTION 7.09. The Other Assets. (a) In the event that as of the Closing Date (i) any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunctions or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of any of the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule is in effect, (ii) any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the sale of any of the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule, shall not have been obtained or made, or
(iii) Seller is unable to obtain any required consents of third parties required in order to transfer the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule to Buyer, Seller shall not, and shall cause the Seller Entities not to, sell and Buyer shall not purchase, the Other Assets and, in any such case, the Cash Purchase Price shall be reduced to $1.0 billion and Buyer shall not assume the Assumed Liabilities; provided, that for so long as Seller and the Seller Entities own the Other Assets, the Company Subsidiary shall continue to provide Seller and the Seller Entities with the services from the Company Subsidiary which are being provided on the date hereof to the Non-U.S. Clinical Laboratories Business on substantially the same terms as services are being provided to Buyer under the Transition Services Agreement. Within 30 days after the date hereof, Seller shall provide Buyer with a detailed listing of the material Other Assets set forth in clauses (xii) and (xiii) of Section 2.01(c) existing as of the date hereof.

          (b) In the event that Seller and the Seller Entities do not consummate the sale of the Other Assets to Buyer on the Closing Date because of (i) the existence on the Closing Date of any legal restraint or prohibition as provided in Section 7.09(a)(i) or the failure to obtain any requisite consents as provided in Section 7.09(a)(ii) or (iii), each of Seller, the Seller Entities and Buyer agree to use their reasonable best efforts to close the sale of the Other Assets and the assumption of the Assumed

Liabilities or to restructure the transfer of the Other Assets in a manner that will give effect to the intent of the parties as set forth in this Agreement. In the event that Seller, the Seller Entities and Buyer are unable to so close or restructure the transfer of the Other Assets within six months after the Closing Date, then Seller and the Seller Entities agree to use their reasonable best efforts to sell the Other Assets to a third party within the succeeding 18 months.

          (c) The parties hereto agree that, in the event any consent, approval or authorization from third parties necessary or desirable to preserve any right or benefit under any lease, license, contract, commitment or other agreement or arrangement related to the Other Assets is not obtained prior to the Closing other than a consent required in connection with the transfer of the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule, Seller and the Seller Entities will, subsequent to the Closing (or any delayed Closing with respect to the Other Assets as contemplated by Section 7.09(c)), cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Until and unless such consent, approval or authorization is obtained, Seller and the Seller Entities shall use all reasonable efforts to provide Buyer with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement to the extent relating to the Other Assets and, if Seller and the Seller Entities provide such rights and benefits, Buyer shall assume the obligations and burdens thereunder. Buyer will cooperate with Seller and the Seller Entities in obtaining any of the foregoing consents, approvals or authorizations from third parties and, if applicable, in obtaining any of such rights and benefits.

          SECTION 7.10. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 7.01, 7.04 and 7.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

          SECTION 7.11. Year 2000. (a) Seller represents and warrants to Buyer that it has a comprehensive strategy, process and procedure ("Seller Year 2000 Methodology") for assessing, detecting, eliminating, remediating, analyzing, testing, repairing, modifying, replacing or abandoning the computer hardware and software systems (together with any other equipment dependent upon or incorporating such computer hardware and software) owned or leased by Seller or any of its Subsidiaries, and used by Seller and its Subsidiaries in the manufacture or supply of their products or services ("Seller Internal Systems"), directed at ensuring that such Seller Internal Systems are Year 2000 Ready. Seller represents and warrants to Buyer that the Company Subsidiary has developed, adopted and is currently pursuing an implementation plan based on the Seller 2000 Methodology (the "Company Implementation Plan") directed at ensuring that the Seller Internal Systems used by the Company Subsidiary (the "Company Critical Systems") are Year 2000 Ready on or before January 1, 2000.

          (b) Buyer represents and warrants to Seller that it has a comprehensive strategy, process and procedure ("Buyer Year 2000 Methodology") for assessing, detecting, eliminating, remediating, analyzing, testing, repairing, modifying, replacing or abandoning the computer hardware and software systems (together with any other equipment dependent upon or incorporating such computer hardware and software) owned or leased by Buyer or any of its Subsidiaries, and used by Buyer and its Subsidiaries in their respective businesses ("Buyer Internal Systems"), directed and ensuring that such Buyer Internal Systems are Year 2000 Ready. Buyer represents and warrants to Seller that Buyer has developed, adopted and is currently pursuing an implementation plan based on Buyer 2000 Methodology (the "Buyer Implementation Plan") directed at ensuring that the Buyer Internal Systems are Year 2000 Ready on or before January 1, 2000.

          (c) Within 15 days after the date hereof, each of Buyer and Seller shall designate a mutually acceptable number of individuals to serve on a Joint Year 2000 Readiness Management Committee (the "Joint Committee"), with equal representation from both Buyer and Seller. Within 30 days after the date hereof, the Joint Committee shall select an independent nationally recognized management consulting firm expert in matters concerning the year 2000 date change (the "Consultant") mutually acceptable to Buyer and Seller to audit the Company Subsidiary and Buyer (the "Audit") as set forth in Section 7.11(e).

          (d) The Joint Committee will agree on the instructions to be given the Consultant regarding the scope of the Consultant's engagement in accordance with Section 7.11(e) (which shall include a requirement that the Consultant shall complete the Audit and submit a Readiness Report to each of Buyer and Seller by no later than sixty days from the date of this Agreement) and will agree on a fee schedule for the Consultant. The fees and expenses for the Consultant will be paid 50% by Buyer and 50% by Seller.

          (e) Seller and Buyer agree that (i) the scope of the Consultant's engagement to conduct the Audit shall be to determine whether each of the Company Subsidiary and Buyer have (A) completed all of the action items and activities (collectively, "Action Items") for the Company Critical Systems and the Buyer Implementation Systems, respectively, that are required to be completed by March 1, 1999, under the Company Implementation Plan and the Buyer Implementation Plan, respectively, (B) any such items that are required by the Company Implementation Plan and the Buyer Implementation Plan to be completed as of March 1, 1999 are, in fact, completed, and (C) the Company Subsidiary and Buyer have made progress on uncompleted items substantially in accordance with the Company Implementation Plan and the Buyer Implementation Plan, respectively, (ii) the Consultant is not to make any other determination, including any determination about the suitability, desirability, effectiveness or otherwise of the Seller Methodology or the Buyer Methodology and (iii) the Consultant shall not perform, or have performed any "time machine" testing.

Buyer and Seller shall provide the Consultant with reasonable access to each of their respective properties, books, personnel and records relevant to the Audit. With respect to each of the Company Subsidiary and Buyer, the Consultant shall deliver a written report (each, a "Readiness Report") setting forth any Action Items that have not been substantially completed by March 1, 1999, in accordance with the Company Implementation Plan and the Buyer Implementation Plan, as the case may be, and shall set forth in writing recommendations to complete such Action Items (each, a "Punch List").

          (f) Each of Buyer and Seller agrees to use reasonable best efforts to complete, at its own cost, all Action Items noted on the Punch List between the date the Consultant delivers its Readiness Report with respect to such party and the Closing Date; provided, however, that neither Seller nor Buyer shall be required to take any action that is not consistent with the Seller Methodology or the Buyer Methodology, respectively. To the extent that any Action Items on the Punch List are not substantially completed by the Closing Date, Seller and Buyer agree to negotiate in good faith to reach a financial settlement to resolve such Action Items, based on each party's respective fully allocated rate charged by such party's information technology personnel. In the event Seller and Buyer cannot agree to a settlement amount, the matter will be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association by one arbitrator appointed in accordance with such Rules.

          (g) Section 7.11 represents the sole responsibility of Buyer and Seller to each other with regard to being Year 2000 Ready and neither Seller nor Buyer shall be entitled to any indemnification under Sections
11.02 or 11.03 (including Sections 11.02(a)(i)(A) or 11.03(a)(i)(A)) with respect to the subject matter of this Section 7.11.

          (h) "Year 2000 Ready" means that prior to, during and after January 1, 2000, the design and performance specifications of the applicable computer hardware, software and/or components thereof (i) accurately process date/time data (including, but not limited to, calculating, comparing and sequencing), and (ii) accurately perform leap-year calculations.

                                ARTICLE VIII

                        Employee and Related Matters

          SECTION 8.01. Employment. Effective as of the Closing, Buyer shall or shall cause the Company Subsidiary to continue to employ each United States-based employee of the Company Subsidiary who is actively at work on the Closing Date ("Active Employees") and Buyer shall or shall cause the Company Subsidiary to honor any commitment of Seller, Seller Subsidiary, the Company or the Company Subsidiary or, following the Closing, Buyer, to reemploy any United States-based employee of the Company Subsidiary who is not actively at work on the Closing Date due to leave of absence, short-term disability leave (including those individuals who are absent due to illness or injury for a period of less than five business days), military leave or layoff with recall rights or reemployment rights under the Family Medical Leave Act or any other applicable law (collectively, "Inactive Employees") upon the conclusion of their leave or layoff, so long as such individual returns to active employment within the period during which the individual has a protected right of recall or reemployment under applicable law. For purposes hereof, any United States-based employee of the Company Subsidiary who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty or bereavement leave) in accordance with applicable policies of Seller, the Company or the Company Subsidiary shall be deemed to be an Active Employee. For purposes of this Article VIII, Active Employees who immediately following the Closing continue their employment with the Company Subsidiary and Inactive Employees, to the extent that they become reemployed by the Company or the Company Subsidiary, shall be referred to herein collectively as "Continued Employees". For purposes hereof, an employee of the Company or the Company Subsidiary who has terminated employment for any reason (including retirement and long-term disability) prior to the Closing shall be referred to herein as a "Former Employee". For purposes of this Article VIII, (i) the employees of Seller Subsidiary whose names are listed in Section 8.01 of the Seller Disclosure Schedule shall be deemed to be employees of the Company Subsidiary and (ii) employees of the Company Subsidiary who are based in Puerto Rico shall be deemed to be United States-based. Except as herein specifically provided, Seller shall be liable for all employment and benefit claims and obligations in respect of (i) Continued Employees and their respective eligible dependents and beneficiaries that arise prior to the Closing Date and (ii) Former Employees, regardless of when the obligation or claim arises. Except as specifically provided herein, Buyer shall be liable for all employment and benefit claims and obligations in respect of Continued Employees, and their respective dependents and beneficiaries, that arise on or after the Closing Date.

          SECTION 8.02. Benefit Plans; Coverage. (a) Effective as of the Closing Date and through December 31, 2000 (the "Benefit Period"), Buyer shall or shall cause Company Subsidiary to maintain base salaries, short-term incentive programs (annual bonuses) and employee benefit plans and arrangements ("Basic Benefits") for Continued Employees which, in the aggregate, are reasonably comparable to the Basic Benefits provided to the Continued Employees immediately prior to the Closing Date by Seller or any Person under common control with Seller; provided, however, (i) in determining whether this comparability standard is met during the Benefit Period, Buyer and Seller agree that the benefits to be provided to Continued Employees by Seller or any Person under common control with Seller and which are described in paragraphs one through four of Schedule
8.02 are deemed to be Basic Benefits provided by Buyer to the Continued Employees during the Benefit Period, (ii) Buyer's covenant hereunder is directly contingent upon Seller's covenants in paragraphs one through four of Schedule 8.02, (iii) nothing contained herein shall prohibit Buyer or Company Subsidiary from amending, modifying or terminating any of the Basic Benefits (other than those referred to in paragraphs one through four of Schedule 8.02) during or after the Benefit Period, and (iv) notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any Person under common control with Buyer shall have any obligation during the Benefit Period to maintain, sponsor or contribute to any (x) retiree medical, dental or life insurance plans, programs or policies or (y) any "employee benefit pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA.

          (b) Effective during the Benefit Period, Buyer shall or shall cause Company Subsidiary to provide long-term incentive programs to the Continued Employees on terms and conditions no less favorable than those provided to Buyer's similarly situated employees.

          (c) During the period commencing with the signing of this Agreement and ending with the Closing, Seller shall not, and shall not cause, (i) individuals employed by the Company or the Company Subsidiary to be transferred to the employ of Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary) and (ii) individuals employed by Seller or any Affiliate of Seller (other than the Company and the Company Subsidiary) to be transferred to the employ of the Company or the Company Subsidiary, except with prior written consent of Buyer's Vice President of Human Resources.

          SECTION 8.03. Past Service Credit. In administering any employee benefit plans and any fringe benefit plans, including vacation programs and policies, for the Continued Employees on or after the Closing Date, Buyer will grant full credit to each Continued Employee for all service of such Continued Employee with Seller, Seller Subsidiary, the Company or the Company Subsidiary (or their respective Affiliates) for all purposes for which such service was recognized by Seller under its comparable employee benefit plans and arrangements. In furtherance of the preceding sentence, Buyer shall have no obligation to grant credit to Continued Employees for service prior to the Closing Date for benefit accrual purposes under any defined benefit plan maintained or sponsored by Buyer or any Person under common control with Buyer or where such crediting would result in a duplication of benefits.

          SECTION 8.04. Accrued Vacation, Personal and Sick Days. Buyer and its Affiliates shall honor, or cause the Company Subsidiary to honor, all unused vacation, personal and sick days accrued by Continued Employees as of the Closing Date under the respective programs and policies of Seller, Seller Subsidiary, the Company and the Company Subsidiary which were applicable to Continued Employees immediately prior to the Closing Date; provided, however, Buyer's covenant hereunder is directly contingent upon
(i) Seller providing Buyer with a list of all such accrued days as soon as reasonably practicable following the Closing and (ii) Seller paying to Buyer following Closing an amount equal to the Liability associated with such accrued days to the extent not reflected on the Statement of Net Worth.

          SECTION 8.05. Seller's Pension Plan. (a) Seller shall, effective as of the Closing, adopt amendments to the SmithKline Beecham Cash Balance Pension Plan ("Seller's Pension Plan") that will fully vest the benefits of the Continued Employees. Seller shall cause the trustee of the Seller's Pension Plan to commence distribution to each Continued Employee of his or her accrued vested benefit thereunder in accordance with the terms of Seller's Pension Plan as in effect from time to time. Buyer shall promptly notify Seller of the termination of employment of each Continued Employee with Buyer, the Company or any of their respective Affiliates. Seller shall, effective as of the Closing, also adopt amendments to its non-qualified pension plans ("Seller's Non-qualified Pension Plans") corresponding to those set forth in this paragraph.

          (b) Upon the termination of a Continued Employee's employment with Buyer and its Affiliates after the Closing, such Continued Employee shall be entitled to a distribution of his or her vested accrued benefit (if any), including any early retirement benefit to which he or she is then entitled, under Seller's Pension Plan and Seller's Non-qualified Pension Plans in accordance with the respective terms of such plans as then in effect but giving effect to the amendments to such plans that are required by this Agreement.

          SECTION 8.06. 401(k) Plan. Seller shall, effective as of the Closing Date, fully vest each Continued Employee in his or her account balance (if any) under the SmithKline Beecham Retirement Savings Plan ("Seller's 401(k) Plan"). Effective as of the Closing Date, Buyer shall have in effect a profit-sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's 401(k) Plan"). Each Continued Employee eligible to participate in Seller's 401(k) Plan as of the Closing shall become eligible to participate in Buyer's 401(k) Plan as of the Closing. Continued Employees shall receive credit for all service with Seller and its Affiliates for purposes of eligibility and vesting under Buyer's 401(k) Plan. Buyer and Seller agree that between the signing of this Agreement and the Closing Date, Buyer and Seller shall discuss the possibility of an asset transfer from Seller's 401(k) Plan to a 401(k) Plan established or maintained by Buyer.

          SECTION 8.07. Medical and Dental. (a) Seller shall be responsible in accordance with its applicable welfare plans for all medical and dental claims for expenses incurred prior to the Closing Date by Continued Employees and their dependents. Reimbursement of Continued Employees and their dependents for such medical and dental expenses shall be determined in accordance with the terms of Seller's medical and dental programs as then in effect. Seller shall terminate coverage of Continued Employees and their dependents effective for claims for medical and dental expenses incurred on and after the Closing Date. The medical and dental plans provided for Continued Employees will be reasonably comparable as described in Section 8.02. Buyer shall be responsible in accordance with its applicable welfare plans for all medical and dental claims made by Continued Employees and their dependents for expenses incurred on and after the Closing Date. Reimbursement of Continued Employees for such medical and dental expenses shall be determined in accordance with the terms of Buyer's medical and dental programs. For purposes of this Section 8.07, a medical or dental claim otherwise covered under Seller's or Buyer's applicable welfare benefit plan shall be deemed incurred when the services giving rise to the claim are rendered (regardless of when such claim is billed by the service provider or filed by the Continued Employee). No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to any such Continued Employee's (or eligible dependent's) participation in Buyer's applicable welfare benefit plans on and after the Closing Date, and all charges and expenses of such Continued Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Seller's welfare benefit plans during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable in the plan year of Buyer in which the Closing Date falls. Notwithstanding anything to the contrary in this
Section 8.07(a), all rights, obligations and duties with respect to Seller's flexible spending arrangements following the Closing shall be governed by Section 8.07(c).

          (b) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Former Employee (as defined in Section 4980B of the Code) who incurs a "qualifying event" (as defined in
Section 4980B of the Code) prior to the Closing Date. Buyer shall be responsible for any continuation of group health coverage required under
Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Continued Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) on or after the Closing Date.

          (c) Buyer shall establish, effective as of the Closing, a flexible spending account plan for Continued Employees which will (i) honor all elections made by Continued Employees under Seller's flexible spending account plan ("Seller's FSA") in respect of the year in which the Closing Date occurs and (ii) give credit thereunder for all unused amounts credited in respect of each Continued Employee as of the Closing Date under Seller's FSA; provided, however, that Buyer's covenant in this paragraph is contingent upon receipt of the unused amounts in Seller's flexible spending account plan applicable to the Continued Employees.

          SECTION 8.08. Long-Term Disability. Except as provided in the following sentence, Seller shall continue to be responsible in accordance with its applicable long-term disability plans, for all long-term disability income benefits payable to (a) Inactive Employees who are not actively employed on the Closing Date due to a short-term disability or other illness or injury and who thereafter become eligible under Seller's applicable long-term disability plans without an intervening return to active employment and (b) Former Employees who, as of the Closing, are on a long-term disability leave (a "Pre-Closing Disability") for the duration of such Pre-Closing Disability (including for periods following the Closing). Buyer shall be responsible under its applicable disability plans for all long-term disability income benefits payable to Continued Employees with respect to a disability incurred on or after the Closing Date.

          SECTION 8.09. WARN Act. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Continued Employees or Former Employees and occurring on or after the Closing. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of Buyer and its Affiliates on or after the Closing.

          SECTION 8.10. Life Insurance. Buyer shall be responsible for all life insurance coverage of Continued Employees and their dependents for claims incurred by such employees or their dependents on and after the Closing Date and in accordance with the terms of Buyer's applicable policies, if any. Seller shall be responsible for all claims incurred prior to the Closing Date in respect of Former Employees and dependents of Continued Employees.

          SECTION 8.11. Employment Claims; Workers Compensation. Buyer shall be responsible for all employment-related claims (including, but not limited to, any claims of employment discrimination and harassment) and all workers compensation claims filed by or on behalf of a Continued Employee that relates to events or actions on or after the Closing Date.

          SECTION 8.12. Cooperation; Employment Records. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by Article VIII of this Agreement (including the furnishing by Seller of any plan administrator's interpretations or rulings with respect to any Company Benefit Plan to the extent that Buyer determines to establish a plan with features similar thereto for the benefit of Continued Employees). Without limiting the generality of the foregoing, as soon as practicable following the Closing, Seller shall provide to Buyer the personnel and medical files of the Continued Employees, subject, with respect to such medical files, to any restrictions imposed under applicable law and the receipt by Seller of any required authorizations from Continued Employees (which authorizations Seller shall make good faith efforts to obtain).

          SECTION 8.13. No Right to Plan Participation or Continued Employment. Nothing herein express or implied shall be construed as giving any Continued Employee the right, following the Closing, to participate in any particular plan of Buyer, the Company or any of their respective Affiliates or the right, following the Closing, to continued employment with Buyer, the Company or any of their respective Affiliates.

          SECTION 8.14. Non-U.S. Employees/Transfer Provisions. Sections
8.01 through 8.13 shall not apply to

Non-U.S. Employees. The following provisions of this Section 8.14 shall apply only to Non-U.S. Employees.

          (a) The Acquired Rights Directive shall apply to the sale of the Non-U.S. Clinical Laboratories and the contract of employment and the rights and obligations arising from the employment relationship of each of the Non-U.S. Employees (other than in respect of occupational pension scheme rights) shall have effect on the Transfer Date as if originally made between the Non-U.S. Employees and Buyer.

          (b) Seller shall be responsible for all wages, salaries and emoluments payable in respect of the Non-U.S. Employees and shall discharge all such obligations in respect of the Non-U.S. Employees which are payable prior to the Transfer Date. Buyer shall be responsible for and will discharge all obligations in respect of the Non-U.S. Employees on the Transfer Date and thereafter.

          (c) In accordance with its obligations under the Acquired Rights Directive, Buyer shall provide Seller in writing with such information and at such time as will enable Seller to carry out its obligations to consult under the Acquired Rights Directive. Information and consultation under the Acquired Rights Directive to the reasonable satisfaction of Seller will be a condition to closing.

          (d) Subject to Section 8.14(e), Seller will indemnify Buyer and keep Buyer indemnified against any Employment Losses which relate to or arise out of or are connected with any act or omission by Seller not disclosed in Seller Disclosure Schedule except for Employment Losses arising out of changes to terms and conditions of employment, made in the ordinary course of business prior to the Transfer Date and which Buyer incurs in relation to any contract of employment or collective agreement of one or more of the Non-U.S. Employees pursuant to the Acquired Rights Directive.

          (e) Buyer will indemnify Seller and keep Seller indemnified against:

          (i) any Employment Losses in respect of the employment of the Non-U.S. Employees on or after the Transfer Date and against any Employment Losses which relate to, arise out of or are connected with any act or omission by Buyer or any event, matter or any other occurrence having its origin on or after the Transfer Date and which Seller incurs in relation to any contract of employment or employment relationship or collective agreement of one or more of Non-U.S. Employees or any other person pursuant to Acquired Rights Directive and/or in respect of this Agreement; and

          (ii) any Employment Losses which relate to or arise out of any act or omission by Buyer or any event, matter of any other occurrence prior to the Transfer Date which Seller incurs by virtue of Article 4(2) of the Acquired Rights Directive.

          (f) Buyer shall comply with all mandatory provisions of the Acquired Rights Directive which relate to the provision of remuneration and benefits in respect of the Non-U.S. Employees following the Closing Date. Buyer will provide the Non-U.S. Employees with remuneration and benefits (including retirement and severance benefits) which are no less favorable in the aggregate than their aggregate remuneration and benefits provided by Seller immediately prior to the Closing Date.

          SECTION 8.15. MRI Bonuses. (a) With respect to Seller's Millennium Rentention Initiative Programme ("Seller's MRI Programme"), Buyer shall establish, effective as of the Closing, a plan replicating all of the terms of the Seller's MRI Programme as in effect on the date hereof (other than the share option component of Seller's MRI Programme, which Buyer shall have no obligation to replicate) to the extent necessary to comply with the provisions of this Section 8.15 ("Buyer's MRI Programme"). Buyer shall pay to eligible Continued Employees all annual cash awards earned in respect of 1998 and 1999 to the extent reflected on the Closing Date Balance Sheet and not paid by Seller prior to the Closing. The determination of whether the annual cash awards in respect of 1999 have been earned will be determined by Buyer in accordance with the terms of the Buyer's MRI Programme which replicate the applicable terms of Seller's MRI Programme as in effect on the date hereof.

          (b) With respect to the Year 2000 award payable under Seller's MRI Programme in 2000 which is funded, in part, through share options (the "Year 2000 Award"), eligible Continued Employees will forfeit the Year 2000 Award as of the Closing; provided, however, that Buyer shall provide a payment to such eligible Continued Employees in respect of the cash and share option components of their forfeited Year 2000 Awards, and Seller will reimburse Buyer for any such payment made to eligible Continued Employees, as provided hereinbelow. Buyer will cause the Company to establish a cash award initiative under Buyer's MRI Programme which will replicate the Year 2000 Award (the "Substitute Year 2000 Award"). Buyer will make all determinations with respect to whether the applicable performance criteria in respect of the Substitute Year 2000 Awards have been achieved as of the end of the performance period (applying the same performance criteria set forth in Seller's MRI Programme as in effect as of the date hereof), subject to Buyer's consultation with the chief information officer of Seller before finalizing such determinations. Seller shall reimburse Buyer for a portion of the amount paid by Buyer to eligible Continued Employees in respect of the Substitute Year 2000 Awards, as follows:


          (i) In respect of the cash component of the forfeited Year 2000 Award, Seller shall reimburse Buyer for a proportional share of the cost of the cash component of the Substitute Year 2000 Award based upon the portion of the aggregate annual cash awards for 1997, 1998 and 1999 under the Seller's MRI Programme (the "Three MRI Annual Awards") and Buyer's MRI Programme that were either paid by Seller or accrued on the Closing Date Balance Sheet as a percentage of the aggregate Three MRI Annual Awards which are paid, respectively, by Seller and Buyer under such Programmes.

          (ii) Seller shall reimburse Buyer for an amount equal to the product of (x) multiplied by (y), where (x) is an amount equal to the excess, if any, by which the aggregate value of the share option component of the Year 2000 Awards under the Seller's MRI Programme for eligible Continued Employees on the date that the execution of this Agreement is publicly announced by Seller, based upon the closing price per share for Parent's American Depositary Receipts as reported on such date on the New York Stock Exchange exceeds 67% of the aggregate Three MRI Annual Awards, and where (y) equals 0% (if the level 1 performance threshold is not achieved), 33 1/3% (if only the level 1 performance threshold is achieved) or 66 2/3% (if the level 2 performance threshold is achieved), such percentage to be the applicable percentage cash award determined by Buyer (after consultation with Seller, as provided herein above) paid in respect of the Substitute Year 2000 Awards.

          (iii) An example of the allocation of the cost of Year 2000 Awards and Substitute Year 2000 Awards is set forth in Section 8.15 of the Seller Disclosure Schedule.


                                 ARTICLE IX

                                Tax Matters

                  SECTION 9.01. Tax Indemnity. (a) Each of Seller and Seller Subsidiary agree, on a joint and several basis, to indemnify and hold Buyer, the Company, the Company Subsidiary, and their Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives (the "Buyer Indemnitees") harmless from and against the following Taxes: (i) Taxes imposed on the Company or the Company Subsidiary or in respect of the Other Assets with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or the Company

          Subsidiary or in respect of the Other Assets which are allocable, pursuant to paragraph (b) hereof, to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member (other than the Company or the Company Subsidiary) of any affiliated, consolidated, unitary or other combined group with which the Company or the Company Subsidiary files or has filed a Tax Return in a period ending on or prior to the Closing Date on a consolidated, unitary or other combined basis or with which the Seller Subsidiary files a Tax Return on such basis after the Closing Date; and (iv) Taxes imposed on Buyer, the Company or the Company Subsidiary or in respect of the Other Assets attributable to (A) a breach of a warranty or representation set forth in Section 3.08(c) by Seller, but only to the extent that such breach (I) does not give rise to an offsetting Tax benefit to Buyer or its Affiliates (including the Company or the Company Subsidiary) in a Post-Closing Tax Period and (II) results in an increase in the amount of Taxes payable by Buyer and its Affiliates (including the Company and the Company Subsidiary) or (B) a breach of obligations or covenants of Seller or Seller Subsidiary set forth in this Agreement. For purposes of this Section 9.01(a), each of Seller and Seller Subsidiary agrees, on a joint and several basis, to indemnify the Buyer Indemnitees for any and all out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred in connection with any contest of any Tax liability for which Seller and Seller Subsidiary are liable under this Article IX. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless the Buyer Indemnitees from any liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement to the extent that Taxes of Seller and Seller Subsidiary and their respective Affiliates have been, or the amounts otherwise payable by Seller or Seller Subsidiary pursuant to this Section 9.01(a) would be, increased as a result of such breach.

                  (b) With respect to any Tax that is payable with respect to a taxable period that begins before the Closing Date and that ends after the Closing Date, the portion of any such Tax allocable to the portion of the period ending on the Closing Date shall be deemed to equal: (i) in the case of Taxes that are based upon or related to income or receipts or measured by capital (including net worth, long-term debt or intangibles), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis (including property Taxes) or Taxes measured by the level of any item not described in item (i) above, the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

          (c) Buyer agrees to indemnify and hold Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") harmless from and against the following Taxes: (i) Taxes of the Company, the Company Subsidiary and in respect of the Other Assets for any Post-Closing Tax Period (except to the extent Seller and Seller Subsidiary are liable under this Article IX for such Taxes), and (ii) Taxes imposed on Seller or its Affiliates (including the Seller Subsidiary) attributable to a breach by Buyer of its obligations under this Agreement. For purposes of this Section 9.01(c), Buyer agrees to indemnify the Seller Indemnitees for any and all out-of-pocket expenses (including reasonable fees for attorney and other outside consultants) incurred in connection with any contest for any Tax liability for which Buyer is liable under this Section 9.01(c). Notwithstanding the foregoing, Buyer shall not indemnify and hold harmless the Seller Indemnitees from any liability for Taxes attributable to a breach by Seller or Seller Subsidiary of its obligations under this Agreement to the extent that Taxes of Buyer or its Affiliates (including the Company and the Company Subsidiary) have been, or the amounts payable by Buyer pursuant to this Section 9.01(c) would be, increased as a result of such breach.

          (d) Payment by the indemnitor of any amount due under this
Article IX shall be made within thirty (30) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other appropriate party is due; provided that in the case of any payment due to a Tax authority or other appropriate party the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 9.02 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to or upon commencement of such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination has been made as defined in Section 1313(a) of the Code or as finally determined pursuant to any similar rule or provision of any relevant applicable Tax laws of any state, local, foreign or other Tax jurisdiction (a "Final Determination").

          (e) If an adjustment is made by a Tax authority (other than in respect of the Seller Tax Items as defined in 9.12) in respect of a Pre-Closing Tax Period that increases the aggregate amount of Taxes indemnified against by Seller and Seller Subsidiary under 9.01(a) and decreases the Tax liability of Buyer or its Affiliates (including the Company and the Company Subsidiary) for a Post-Closing Tax Period, Buyer shall pay to Seller the amount of such decrease at the time such decrease is actually realized by Buyer. If an adjustment is made by a Tax authority (other than in respect of the Seller Tax Items as defined in 9.12) in respect of a Post-Closing Tax Period that increases the Tax liability of the Buyer or its Affiliates (including the Company and the Company Subsidiary) and decreases the Taxes which are indemnified by Seller or Seller Subsidiary for a Pre-Closing Tax Period under 9.01(a), Seller or Seller Subsidiary shall pay the amount of such decrease to Buyer at the time such decrease is actually realized by Seller or Seller Subsidiary.

          SECTION 9.02. Procedures Relating to Indemnification of Tax Claims. (a) After the Closing Date, if a claim shall be made in writing by any Tax authority, which, if successful, would result in an indemnity payment by Seller and Seller Subsidiary to Buyer or its Affiliates pursuant to Section 9.01, Buyer shall promptly notify Seller and Seller Subsidiary in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Seller and Seller Subsidiary promptly after receipt by Buyer, or in reasonable detail to inform Seller and Seller Subsidiary of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, neither Seller nor Seller Subsidiary shall be liable to Buyer, to the extent that their (or any of their Affiliate's) position is actually prejudiced as a result of a failure to so promptly notify or inform.

          (b) With respect to any Tax Claim for a taxable period that ends on or before the Closing Date, either Seller or Seller Subsidiary shall have the right to direct, at its own expense, all proceedings in connection with such Tax Claim (includ ing selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and con ferences with any Tax authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. It shall be assumed that either Seller or Seller Subsidiary will direct the proceedings for any Tax Claim unless, within ten (10) days of receipt of the notice of such Tax Claim from Buyer, Seller notifies Buyer of its intent and the intent of Seller Subsidiary not to direct the proceedings for such Tax Claim. In the event both Seller and Seller Subsidiary have elected not to direct the proceedings for any Tax Claim, Buyer shall be permitted to settle or compromise any such Tax Claim without prejudice to the obligations of Seller and Seller Subsidiary to indemnify Buyer under this Article IX. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes attributable to a Straddle Period. Buyer, the Company, the Company Subsidiary and each of their respective Affiliates shall cooperate with Seller and its Affiliates in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to Seller or its Affiliates of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (c) In the event that Seller or Seller Subsidiary chooses to direct and contest a Tax Claim described in the first sentence of Section 9.02(b), Buyer shall not settle or otherwise compromise such Tax Claim without Seller's prior written consent (which consent shall not be unreasonably withheld). Before Seller settles any such Tax Claim, Seller shall consult in good faith with Buyer. Neither Seller nor Seller Subsidiary may without the prior written consent of Buyer (which consent shall not be unreasonably withheld) settle or compromise any Tax Claim in a proceeding which Seller or Seller Subsidiary directs if doing so would increase any indemnification obligation of Buyer under this Article IX. No party shall settle a Tax Claim relating solely to Taxes of the Company or the Company Subsidiary for a Straddle Period without the other party's prior written consent (which consent shall not be unreasonably withheld).

          (d) In the case of any claim for Taxes pending on the Closing Date, and involving any contested Tax for which Seller or Seller Subsidiary would be liable under this Article IX, Seller shall notify Buyer within thirty (30) days after the Closing Date whether Seller or Seller Subsidiary elects not to direct the proceeding of any such claim for Taxes in the manner described in this Section 9.02. In the absence of such notice, Seller will be deemed to have elected to direct all claims for Taxes pending on the Closing Date. An election by Seller or Seller Subsidiary with respect to any proceeding of any such claim for Taxes subject to this
Section 9.02(d) shall constitute an election for purposes of Section 9.02(a), (b) and (c).

          (e) In the event that a claim for Taxes is made in writing by any Tax authority, which, if successful, would result in an indemnity payment by Buyer to Seller or its Affiliates under Section 9.01(c), Buyer shall have the same contest, timely notification and other rights in respect of such claim for Taxes that Seller has in this Section 9.02.

          (f) Buyer shall have the sole right to direct any and all proceedings (including selection of counsel) with respect to any claim, audit or deficiency by a Tax authority in respect of Taxes of Buyer and its Affiliates (including the Company and the Company Subsidiary) for a Post-Closing Period, provided, however, that Buyer shall consult in good faith with Seller and Seller Subsidiary with respect to any audit or other proceeding by a Tax authority or before any court with respect to the Compensation Items (collectively, "Proceedings") (including keeping Seller and Seller Subsidiary informed of material developments with respect to such Proceedings on a timely basis, providing Seller and Seller Subsidiary with copies of any material correspondence, requests or filings with respect to such Proceedings, providing Seller and Seller Subsidiary with Buyer's material written submissions or replies with respect to such Proceedings prior to the filing of such submissions or replies with the relevant Tax authority or the relevant court, providing Seller and Seller Subsidiary with copies of material documents actually filed with the relevant Tax authority or court in respect of such Proceedings and considering in good faith the comments and views of Seller and Seller Subsidiary with respect to the conduct of such Proceedings); provided further that Buyer will be required to contest any such claim, audit or deficiency if Seller and Seller Subsidiary so request and have agreed to indemnify Buyer for any reasonable out-of-pocket costs and expenses that Buyer incurs in connection with such contest (including reasonable legal and accounting fees).

                  SECTION 9.03. Preparation and Filing of Tax Returns. (a) For any Straddle Period, Buyer shall timely prepare and, with the prior written consent of Seller (which consent shall not be unreasonably withheld), file with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Company, the Company Subsidiary and the Other Assets, and shall pay all Taxes due with respect to such Tax Returns; provided that Seller or Seller Subsidiary shall pay Buyer for any amount owed by Seller or

Seller Subsidiary pursuant to Section 9.01 with respect to the taxable periods covered by such Tax Returns not later than two (2) days prior to the date Tax is due to the appropriate Tax authority. Within forty-five
(45) days prior to the filing of any Tax Return for a Straddle Period, Buyer shall deliver such Tax return to Seller for Seller's review and comment. Seller and Buyer agree to consult and resolve in good faith any issue arising out of Seller's review of any such Straddle Period Tax Return. In the event the parties are unable to resolve any dispute within thirty (30) days following the delivery of such Tax Return to Seller, the parties shall resolve their dispute by jointly requesting that a mutually acceptable accounting firm which is not the past or then current principal auditors of Buyer or Seller resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the accounting firm's review shall be limited to the disputed items. Seller or Seller Subsidiary, as the case may be, and Buyer shall each pay one-half of the accounting firm's fees and expenses.

          (b) For any taxable period of the Company, the Company Subsidiary or with respect to the Other Assets that ends on or before the Closing Date, Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Company, the Company Subsidiary and the Other Assets, and shall pay or shall cause Seller Subsidiary or the Seller Entities to pay, all Taxes due with respect to such Tax Returns. Seller shall prepare, or cause to be prepared, any such Tax Return for a taxable period ending on or before the Closing Date in a manner consistent with the prior practice of the Company and the Company Subsidiary and, in the case of the Other Assets, the Seller Entities (except to the extent independent tax counsel shall determine that there is no reasonable basis therefor), and Seller shall deliver, or shall cause to be delivered, such Tax Return to Buyer at least ten (10) days prior to the date such Tax Return is due to be filed (taking into account any extensions of time to file such Tax Return that have been properly obtained) in the case of state Tax Returns and thirty days (30) in the case of federal income Tax Returns for Buyer's review and comment. Before filing such a Tax Return, Seller, Seller Subsidiary or the Seller Entities, as the case may be, shall consult with Buyer, and consider Buyer's comments, in good faith, but Buyer's consent shall not be required with respect to the filing of any such Tax Return. Buyer and Seller will cause the Company and the Company Subsidiary to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis. Buyer shall prepare and file or cause the Company or the Company Subsidiary to prepare and file any Tax Return relating to the Company, the Company or the Other Assets for any taxable periods that begins on or after the Closing Date.

          SECTION 9.04. Tax Covenants. (a) Buyer (i) will not, and will not permit the Company and the Company Subsidiary to, effect any extraordinary transactions on the Closing Date (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to Seller or its Affiliates (including the Company or the Company Subsidiary) or in respect of the Other Assets in excess of Tax liability associated with the conduct of business in the ordinary course; (ii) will not make any election under Section 338 of the Code (or any analogous or similar rules in any relevant Tax jurisdiction) with respect to the transfer of the Shares under this Agreement; and (iii) will not make or change any tax election, amend any Tax Return or take any action or otherwise enter into any transaction that results in any material increase in the Tax liability of Seller or its Affiliates (including the Company and the Company Subsidiary) in respect of any Pre-Closing Tax Period.

          (b) Seller covenants that it will not cause or permit the Company or the Company Subsidiary to make or change any tax election, amend any Tax Return, or take any action or otherwise enter into any transaction (including, without limitation, the acceleration of deductions) that results in any material increase in the Tax liability of

Buyer or its Affiliates (including the Company or the Company Subsidiary), or any material increase in payments to Seller under Section 9.12, in respect of any Post- Closing Tax Period.

          SECTION 9.05. Cooperation on Tax Matters. Seller and Buyer shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller, Buyer and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Seller, Buyer, the Company and the Company Subsidiary to the extent such records and information pertain to events occurring prior to the Closing Date and relate to the Company, the Company Subsidiary or the Other Assets; therefore, Seller agrees and Buyer agrees, and agrees to cause the Company and the Company Subsidiary, (a) to retain and maintain such records in accordance with its normal recordkeeping policy and procedure for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective taxable periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns, and (b) to allow Buyer, Seller and their agents and representatives (and agents or representatives of any of their Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Buyer or Seller, as the case may be, may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense. Any information obtained under this Section
9.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax

Returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 9.06. Tax Refunds and Credits. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any Straddle Period shall be equitably apportioned between Seller and Buyer. Buyer and Seller shall jointly control the prosecution of any refund claim with respect to Straddle Period Taxes and shall split the expenses thereof on a basis that reflects the relative amount of refunds claimed by each party. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period ending on or before the Closing Date shall be for the account of Seller, Seller Subsidiary and of the Seller Entities. Notwithstanding the foregoing, any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period ending on or before the Closing Date that are attributable to carrybacks or losses or credits from a Post-Closing Tax Period shall be for the account of Buyer. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period beginning after the Closing Date shall be for the account of Buyer. Buyer shall, if Seller so requests and at Seller's expense, cause the Company or the Company Subsidiary to file for and obtain any refunds or credits to which Seller, Seller Subsidiary and the Seller Entities are entitled under this Section 9.06. Buyer shall permit Seller at its expense to direct the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company and the Company Subsidiary to authorize by appropriate powers of attorney such Persons as Seller shall designate to represent the Company or the Company Subsidiary with respect to such refund claim. Buyer shall cause the Company and the Company Subsidiary to forward to Seller (acting as agent for itself, Seller Subsidiary and the Seller Entities) any refund described in the third sentence of this Section 9.06 within ten (10) days after the refund is received (or reimburse Seller, Seller Subsidiary and the Seller Entities for any such credit within ten
(10) days after the credit is allowed or applied against other Tax liability of Buyer or its Affiliates, including the Company or the Company Subsidiary for a Post-Closing Tax Period); provided, however, that any such amounts payable to Seller shall be reduced by any Tax cost (net of any Tax benefit) to Buyer or any of its Affiliates, including the Company or the Company Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payment of such amounts to Seller. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit by a Tax authority shall be governed by the provisions of Section 9.02.

          SECTION 9.07. Filing of Amended Tax Returns. Seller and its Affiliates shall be responsible for filing any amended consolidated, unitary or other combined Tax Returns of the Company or the Company Subsidiary, or with respect to the Other Assets, for taxable periods ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Tax authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company or the Company Subsidiary, any required amended Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and its Affiliates and furnished to the Company or the Company Subsidiary, as the case may be, for signature and filing at least ten (10) days prior to the due date for filing such Tax Returns. Buyer shall not permit either the Company or the Company Subsidiary to file an amended Tax Return for a Straddle Period without the prior written consent of Seller (which consent shall not be unreasonably withheld).

          SECTION 9.08. Transfer, Documentary, Sales, Use, Registration and Other Similar Transfer Taxes. Seller and Buyer shall each be liable for and shall pay fifty percent (50%) of up to $20,000 ($10,000 each in the aggregate) of all transfer, documentary, sales, use, value added, registration and other similar transfer taxes (including all applicable real estate transfer or gains taxes) and related fees (including any penalties, interest and additions to such tax) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, "Transfer Taxes"). Any amount of such Transfer Taxes in excess of $20,000 in the aggregate shall be for the account of Seller. Seller and Buyer shall, and shall cause their Affiliates to, cooperate in timely making all filings and Tax Returns as may be required to comply with the provisions of such Tax laws. Seller shall pay any stock transfer taxes due as a result of the sale of the Shares. Buyer shall reimburse Seller (net of any Tax cost to Buyer) for any Transfer Taxes paid by Seller if, as and when such Transfer Taxes are refunded or allowed as a credit to Buyer or its Affiliates (including the Company and the Company Subsidiary).

          SECTION 9.09. Certificate Showing Exemption from Withholding. Seller shall deliver, or cause to be delivered, to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding in accordance with Code section 1445(b) and pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

          SECTION 9.10. Termination of Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between Seller and any of its Affiliates (other than the Company and the Company Subsidiary), on the one hand, and the Company or the Company Subsidiary, on the other hand, to be terminated on or before the Closing Date.

          SECTION 9.11. Seller Subsidiary Election. Seller Subsidiary has the right to elect pursuant to U.S. Treasury Regulation Section 1.1502-20(g), and any comparable provision of state, local or foreign Tax law, to reattribute to itself all or any portion of the net operating loss carryovers and net capital loss carryovers, if any, of the Company and the Company Subsidiary for Pre-Closing Tax Periods (but not in excess of the amounts allowable under such provisions). Buyer and its Affiliates shall cooperate with Seller Subsidiary and its Affiliates in the making of any such elections.

          SECTION 9.12. Seller Tax Items. (a) For purposes of this Section 9.12, "Seller Tax Items" shall mean (i) the aggregate carryforwards of net operating losses of the Company or the Company Subsidiary from Pre-Closing Tax Periods to Post-Closing Tax Periods, (ii) income, gain, loss or deductions in respect of the grant, exercise, vesting or disposition by a Continued Employee or a Former Employee of an option on Ordinary Shares of Seller or on American Depositary Receipts with respect thereto (collectively, "Seller Shares") or the grant, vesting, exercise or disposition of Seller Shares pursuant to Seller's Medium Term Incentive Program ("Compensation Items"), and (iii) the Code Section 481 adjustments of the Company and/or the Company Subsidiary attributable to (x) the enactment of Code Section 475(c)(4) and Section 7003(c)(2) of the IRS Restructuring and Reform Act of 1998 and (y) if approved, the Company Subsidiary's applications for a change in method of accounting with respect to accounts receivable, effective beginning with the 1998 taxable year of the Company Subsidiary.

          (b) At the Closing, at Seller's expense, Seller shall deliver to Buyer an opinion of Cravath, Swaine & Moore (in a form reasonably acceptable to Buyer and Seller) to the effect that, more likely than not, for federal income Tax purposes (i) amounts that would have been deductible by the Company and the Company Subsidiary in respect of Compensation Items, absent the transfer of the Shares to the Buyer pursuant to this Agreement, will be deductible by the Company and the Company Subsidiary to the same extent after such transfer and (ii) Buyer and its Affiliates (including the Company and the Company Subsidiary) will not recognize any income or gain in respect of Compensation Items for Post-Closing Tax Periods.

          (c) Seller and Seller Subsidiary shall provide Buyer on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by Buyer in order to compute the Compensation

Items, and to satisfy any and all reporting, withholding and payroll Tax obligations under the Code and applicable state, local and foreign law. Without limiting the foregoing, Seller and Seller Subsidiary shall deliver to Buyer, in sufficient time for Buyer to comply with its Tax Return reporting and wage withholding obligations (including FICA and FUTA), the identity of, and amount of compensation per, individual, and any documentation and other information in support thereof reasonably requested by Buyer or any Tax authority. Seller and Seller Subsidiary shall indemnify and hold the Buyer Indemnitees harmless against (i) the employer's portion of any payroll or similar Taxes relating to the Compensation Items; (ii) Taxes imposed as a result of a failure of Seller or Seller Subsidiary to provide information as required by this Section 9.12(c); and (iii) all reasonable out-of-pocket costs incurred in claiming deductions in respect of the Compensation Items and in processing or administering the information related to the Compensation Items.

          (d) Buyer shall calculate for each Post-Closing Tax Period (i) the aggregate amount of income and franchise Taxes actually payable by Buyer and its Affiliates, including the Company and the Company Subsidiary (collectively, the "Buyer Group"), for such Post-Closing Tax Period ("Buyer's Actual Tax Liability") and (ii) the amount of income and franchise Taxes that would have been payable by the Buyer Group if determined without regard to any Seller Tax Items ("Buyer's Hypothetical Tax Liability"). Buyer shall provide Seller Subsidiary with copies of its calculations of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability, together with any documentation or supporting information (consistent with Buyer's internal confidentiality policies) reasonably requested by Seller Subsidiary to enable it to verify the accuracy of such calculations, within thirty (30) days following the filing of all income and franchise Tax Returns of the Buyer Group with respect to such Post-Closing Tax Period. Buyer and Seller Subsidiary shall attempt in good faith to resolve any disputes with respect to such calculations, and any such resolution shall be final and binding on the parties absent manifest error. In the event that Buyer and Seller

Subsidiary are unable to reach agreement on such calculations after a period of thirty (30) days, then any items remaining in dispute shall be submitted for resolution to an internationally-recognized independent accounting firm mutually acceptable to the parties, which shall issue its determination within thirty (30) days after submission, and such determination shall be final and binding as to the parties absent manifest error. Buyer shall provide such accounting firm with any documentation or supporting information as may be reasonably requested (consistent with the internal confidentiality policies of Buyer) in order to allow such accounting firm to make its determination. The fees and expenses of such accounting firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller Subsidiary.

          (e) Buyer shall report each of the Seller Tax Items to the fullest extent, and in the earliest Post-Closing Tax Period, allowable under applicable income and franchise Tax law after taking into account the various limitations under the Code to which those items may be subject in Post-Closing Tax Periods, provided, however, that nothing in this section shall require Buyer to forego or otherwise jeopardize any other available Tax items, to take positions inconsistent with Buyer's overall Tax Return positions, or to change its overall business plans or operations. Notwithstanding anything herein to the contrary, Buyer shall have no obligation to carryback any Tax attribute or item.

          (f) If, for any Post-Closing Tax Period, Buyer's Actual Tax Liability is greater than Buyer's Hypothetical Tax Liability, Seller Subsidiary shall pay Buyer an amount equal to such difference. If, for any Post-Closing Tax Period, Buyer's Hypothetical Tax Liability is greater than Buyer's Actual Tax Liability, Buyer shall pay Seller Subsidiary an amount equal to such difference. Payments under this Section 9.12(f) shall be made by the later of (i) forty-five (45) days following the filing of all income and franchise Tax Returns of the Buyer Group for the applicable Post-Closing Tax Period, and (ii) ten (10) days after the date that a final agreement is reached as to the calculation of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period in accordance with paragraph (d) of this Section 9.12. Notwithstanding the foregoing, as a precondition to any payment by Buyer to Seller Subsidiary under this Section 9.12(f), Seller Subsidiary shall be required to obtain an irrevocable letter of credit in favor of Buyer and its Affiliates in an amount equal to such payment (an "LC"). The LC (and any replacement thereto) shall be issued by a U.S. or foreign bank mutually acceptable to Buyer and Seller Subsidiary and shall have terms and conditions (consistent with this Section 9.12) satisfactory to Buyer. The Seller Subsidiary's obligation to maintain an LC shall terminate no earlier than thirty (30) days following the expiration of all applicable statutes of limitations for the Post- Closing Tax Period to which the LC relates, unless expressly permitted by paragraph (h) of this Section 9.12.

          (g) If Buyer's Actual Tax Liability or Buyer's Hypothetical Tax Liability for any Post-Closing Tax Period changes (by reason of the filing of amended Tax Returns, audit adjustments agreed to with a Tax authority, final dispositions of administrative or judicial proceedings, carrybacks from later taxable periods to earlier taxable periods or otherwise), Buyer shall recalculate Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period. Seller Subsidiary and Buyer shall promptly notify each other of any change or event that might give rise to such a change. Buyer shall provide Seller Subsidiary with copies of its recalculations, together with any documentation or supporting information (consistent with Buyer's internal confidentiality policies) reasonably requested by Seller Subsidiary to enable it to verify the accuracy of such recalculations, within thirty (30) days following any such change. Buyer and Seller Subsidiary shall attempt in good faith to resolve any disputes with respect to such recalculations and any resolution shall be final and binding as to the parties. If Buyer and Seller Subsidiary are unable to reach agreement on such recalculations within thirty (30) days, the remaining disputed items shall be submitted for resolution to an internationally-recognized independent accounting firm mutually acceptable to the parties that shall issue its determination within thirty (30) days after such submission, and the determination of the accounting firm shall be final and binding as to the parties absent manifest error. Buyer shall provide such accounting firm with such information and documentation as may be reasonably requested (consistent with Buyer's internal confidentiality policies) in order to allow such accounting firm to make its determination. The fees and expenses of such accounting firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller Subsidiary. Within ten (10) days following a final agreement as to the recalculations of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability, appropriate adjustment payments (including any interest and penalties actually payable to, or receivable from, as the case may be, the relevant Taxing Authority that are attributable to changes in Buyer's Actual Tax Liability or Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period) shall be made by Seller Subsidiary or Buyer, as the case may be, to the other party in a manner consistent with Section 9.12(f) (including, without limitation, the precondition that any payment by Buyer to Seller Subsidiary must be matched by a LC in favor of Buyer in an equal amount).

          (h) Buyer shall be entitled to draw upon the LCs in the following circumstances: (i) the Seller Subsidiary fails to make an adjustment payment under paragraph (g) of this Section 9.12 within the time prescribed therefor (and, in such case, Buyer shall be entitled to draw upon the LC only in an amount equal to the adjustment payment that Seller Subsidiary was required but failed to make); (ii) the Seller Subsidiary becomes insolvent or files for protection under a bankruptcy or similar proceeding;
(iii) so long as Buyer has substantially complied with its obligations under Sections 9.12(d) and 9.12(g), a payment to a Tax authority is due with respect to Taxes attributable to a Seller Tax Item (including, without limitation, the disallowance of a deduction, or the inclusion of income, in respect of a Seller Tax Item); provided that, in the case of this clause
(iii), the amount drawn shall not exceed the amount of the payment due to the applicable Tax authority;

(iv) unless Seller Subsidiary's obligation to maintain an LC has terminated pursuant to Sections 9.12(f) and (h), the LC is scheduled to expire within fifteen (15) days without Seller Subsidiary having obtained a replacement LC; or (v) such other circumstances as are agreed by Seller Subsidiary and Buyer. By written notice to Buyer, Seller Subsidiary may request a reduction in the outstanding amount of the LCs prior to their expiration to the extent that Seller Subsidiary has made an adjustment payment to Buyer under paragraph (h) hereof, or a Final Determination establishes that such an adjustment payment will not be required (for this purpose, a revenue ruling of the Internal Revenue Service, or a private letter ruling issued to the Company, directly addressing the Tax treatment of the Compensation Items shall be considered a Final Determination, but shall not excuse Seller Subsidiary of its obligations to make adjustment payments to Buyer in the event that such revenue ruling or private letter ruling subsequently is determined to be incorrect). In its notice to Buyer, Seller Subsidiary shall set forth the amount of the requested reduction and shall explain in reasonable detail the basis for its request. Within thirty (30) days following its receipt of written notice, Buyer may consent in writing to the request of Seller Subsidiary, or may dispute Seller Subsidiary's calculation of the amount of the reduction. If Buyer and Seller Subsidiary cannot resolve any such dispute within thirty (30) days, the matter shall be referred to an internationally-recognized independent accounting firm mutually acceptable to Buyer and Seller Subsidiary, which shall issue its determination (which determination shall be final and binding as to the parties absent manifest error) within thirty (30) days after submission.

          (i) If, on the Closing Date, the net positive adjustments under Code Section 481 of the Company and the Company Subsidiary referred to in
Section 9.12(a)(iii), if any, exceed the aggregate net operating losses carried forward by the Company and the Company Subsidiary to Post-Closing Tax Periods and available to reduce those adjustments, then Buyer and Seller shall negotiate in good faith to agree on an arrangement pursuant to which Seller or Seller Subsidiary shall fund the lesser of (i) the quarterly estimated Tax payments of the Buyer Group and (ii) the Tax attributable to such excess for the periods in which such net positive Code Section 481 adjustments are included in income by the Company or the Company Subsidiary.

          (j) For purposes of determining Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for any Post-Closing Tax Period, any carryback of a net operating loss, capital loss or similar item to a Pre-Closing Tax Period that results in a refund or credit in such Pre-Closing Tax Period shall be taken into account in determining the amount of any payment in respect of Seller Tax Items hereunder for such Post-Closing Tax Period. In applying the provisions of this Section 9.12, it is the intention of the parties that the Tax benefit items of the Buyer Group (exclusive of Seller Tax Items) have priority over the Tax benefit items comprised within the Seller Tax Items, whether in the taxable year when generated or in another taxable year to which such items are carried back or carried forward.

          SECTION 9.13. Miscellaneous. (a) The parties agree to treat all payments made under Section 2.04(c) and this Article IX and under any other indemnity provision contained in this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on a net after-Tax basis as provided in Section 11.05.

          (b) The covenants and obligations of parties under this Article IX, and the representations and warranties of Seller set forth in paragraph
(c) of Section 3.08 hereof, shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations on assessment or collection of Tax plus 180 days with respect to any Taxes that would be indemnifiable by Seller under this Agreement.

          (c) For purposes of this Article IX, all references to Buyer, Seller, the Seller Entities, the Company, the Company Subsidiary and their Affiliates include successors thereto.

          (d) Buyer, with the assistance of Seller, will use its best efforts to register for value added tax ("VAT") purposes in the UK and in Belgium in order that the transfer of the Other Assets located in those jurisdictions will not be subject to VAT.

          (e) With respect to tax matters, nothing in this Article IX,
Section 11.05 or elsewhere in this Agreement shall require a party to reimburse another party more than once for the same Tax benefit or to indemnify another party more than once for the same Tax liability.


                                 ARTICLE X

                           Conditions to Closing

          SECTION 10.01. Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares and the Other Assets is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (a) The representations and warranties of Seller made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

          (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

          (c) No Action shall have been commenced by any United States Federal Governmental Entity charged with bringing or enforcing the antitrust, competition or trade regulatory laws of the United States seeking to restrain or prohibit the purchase and sale of the Shares or to deprive Buyer in any material respect of the benefits contemplated by or to be realized from the purchase and sale of the Shares.

          (d) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applicable to the sale of the Shares shall have expired or been terminated.

          (e) Each of the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the Stockholders Agreement shall have been executed and delivered by Seller or the appropriate Seller Entity and shall be in full force and effect.

          (f) Buyer shall have obtained the Buyer Stockholders Approval.

          (g) Buyer shall have arranged financing on terms substantially consistent with the terms contemplated by the

Firm Commitments or otherwise reasonably acceptable to Buyer.

          (h) Seller shall deliver, or cause to be delivered, to Buyer at the Closing the Certificate described in Section 9.09.

          (i) Seller shall have delivered to Buyer the Seller Release.

          SECTION 10.02. Seller's Obligation. The obligation of Seller to sell and deliver or cause to be sold and delivered the Shares and the Other Assets to Buyeris subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (a) The representations and warranties of Buyer made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares.

          (c) The waiting period under the HSR Act applicable to the sale of the Shares shall have expired or been terminated.

          (d) Each of the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the Stockholders Agreement shall have been executed and delivered by Buyer and shall be in full force and effect.

          (e) Buyer shall have obtained the Buyer Stockholders Approval.

          (f) Buyer shall have acknowledged its agreement to the Company
Release.

          SECTION 10.03. Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section
10.01 or 10.02, respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use all reasonable efforts to cause the Closing to occur, as required by Section 7.04.

                                 ARTICLE XI

                              Indemnification

          SECTION 11.01. Survival of Representations and Warranties. (a) The representations and warranties of Seller contained in this Agreement shall survive the Closing, solely for purposes of Section 11.02, until the close of business on March 30, 2001; provided, however, that (i) the representations and warranties of Seller dealing with Tax matters shall survive as provided in Article IX, (ii) the representations and warranties of Seller contained in Section 3.16 shall survive until the third anniversary of the Closing Date, and (iii) the representations and warranties of Seller contained in Section 3.13 shall survive until thirty days after the expiration of the statute of limitations related thereto. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

          (b) The representations and warranties of Buyer contained in this Agreement shall survive the Closing, solely for purposes of Section 11.03, until March 30, 2001. Neither the period of survival nor the liability of Buyer with respect to Buyer's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Seller.

          SECTION 11.02. Indemnification by Seller. (a) Subject to Section 11.02(b), Buyer, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03, and the officers, directors, employees and agents of Buyer, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03 (each a "Buyer Indemnified Party"), shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by any Buyer Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), to the extent arising out of or resulting from:

          (i) the breach of (A) any representation or warranty made by Seller contained in this Agreement (other than in respect of Taxes and other amounts indemnified against under Article IX), it being understood that solely for purposes of this Section 11.02, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the words "material" or "Material Adverse Effect" but excluding any dollar limitations or thresholds) set forth therein or
     (B) any covenant or agreement of Seller contained in Section 5.02; or

          (ii) the breach of any covenant or agreement by Seller contained in this Agreement (other than any covenant in Article IX or this Article XI) requiring performance after the Closing Date; or

          (iii) the Excluded Liabilities; or

          (iv) any liabilities under employee benefit plans and arrangements that Seller or its Affiliates sponsor or maintain that do not cover Continued Employees, and with respect to which the Company Subsidiary or Buyer or its Affiliates becomes liable solely because, prior to the Closing, the Company Subsidiary had contingent liability therefor as a member of the same controlled group of corporations for purposes of Section 414(b), (c), (m) or (o) of the Code as Seller and its Affiliates; or

          (v) any Action, matter or claim (including, but not limited to, medical professional liability) arising out of or relating to the conduct of the Business prior to the Closing Date (whether or not any Action, matter or claim is pending as of the Closing) to the extent the Losses from such Action, matter or claim are covered by any insurance policy issued by a third party for the benefit of Seller or an internal insurance arrangement (such as through SmithKline Beecham Insurance Limited), in each case in effect with respect to the Business as of immediately prior to the Closing Date (or that would be covered by such policy or arrangement if an Action, matter or claim had been brought immediately prior to the Closing Date) or to the extent the Losses from such Action, matter or claim would be covered by any such policy or arrangement if Seller had not retained any self-insured retention or quota share participation with respect to such policy or arrangement (including indemnifying, defending and holding harmless any Buyer Indemnified Party in the event that any of them is named as a defendant in a suit or claim to the extent the allegations against such party involve conduct of the Company or the Company Subsidiary that is indemnifiable pursuant to this clause (v) to the extent such Buyer Indemnified Party's Losses arise from such conduct).

To the extent any obligation of Seller in this Section 11.02 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the Buyer Indemnified Parties for which Seller has an indemnification obligation under this Section 11.02.

          (b) No claim may be made against Seller for indemnification pursuant to Section 11.02(a)(i) unless the aggregate of all Losses of the Buyer Indemnified Parties with respect to Section 11.02(a)(i) shall exceed an amount equal to $25,000,000, and Seller and Seller Subsidiary shall then only be liable for Losses in excess of such $25,000,000 amount. No Buyer Indemnified Party shall be indemnified pursuant to Section 11.02(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Buyer Indemnified Parties for which the Buyer Indemnified Parties have received indemnification pursuant to Section 11.02(a)(i) shall have exceeded $946,500,000 (less any amount by which the Cash Purchase Price is reduced pursuant to Section 2.04(c)). For the purposes of this Section 11.02(b), in computing such individual or aggregate amounts of claims, the adjustments provided in Section 11.05 shall be taken into account.

          (c) Notwithstanding the foregoing, no claim may be made against Seller for indemnification pursuant to Section 11.02(a)(i)(A), with respect to (i) breaches of the representations and warranties contained in Sections
3.07 and 3.14, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $15,000,000, (ii) breaches of the representations and warranties contained in Sections 3.02 and 3.15, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $5,000,000 and (iii) breaches of the representations and warranties contained in Sections 3.09, 3.10, 3.11, 3.12, 3.13, 3.16, 3.20 and 3.21, in any such case, unless the aggregate of Losses under such section shall exceed an amount equal to

$3,000,000; it being understood that, for purposes of Section 11.02(b), Seller shall be liable for all Losses under the foregoing representations and warranties to the extent the thresholds in this Section 11.02(c) are satisfied (subject to the $25,000,000 amount set forth in Section
11.02(b)).

          (d) Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Company and the Company Subsidiary and their respective assets, liabilities and business (other than claims of, or causes of action arising from, fraud, or claims arising from the OIG Liabilities for which Buyer's sole and exclusive remedy is Section 11.06 or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) shall be pursuant to the indemnification provisions set forth in Article IX and this
Section 11.02. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, or claims arising from the OIG Liabilities for which Buyer's sole and exclusive remedy is Section 11.06 or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) it, the Company or the Company Subsidiary may have against Seller and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions of Seller set forth in Article IX and this Article XI).

                  SECTION 11.03. Indemnification by Buyer. (a) Subject to
Section 11.03(b), Seller, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03, and the officers, directors, employees and agents of Seller, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03 (each a

"Seller Indemnified Party"), shall be indemnified and held harmless by Buyer for any and all Losses to the extent arising out of or resulting from:

          (i) the breach of (A) any representation or warranty made by Buyer contained in this Agreement, it being understood that solely for purposes of this Section 11.03, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the words "material" or "Material Adverse Effect" but excluding any dollar limitations or thresholds) set forth therein or (B) any covenant of Buyer contained in Section 6.02; or

          (ii) the breach of any covenant or agreement by Buyer contained in this Agreement (other than any covenant in Article IX or this Article XI) requiring performance after the Closing Date; or

          (iii) the Assumed Liabilities; or

          (iv) liabilities of the Company and the Company Subsidiary (to the extent not retained or indemnified against by Seller pursuant to
     Section 11.02 or 11.06, or Article VIII or IX) (including indemnifying, defending and holding harmless any Seller Indemnified Party in the event that any of them is named as a defendant in a suit or claim where the allegations against such party involve the conduct of Company or Company Subsidiary) to the extent such Seller Indemnified Party's Losses arise from such conduct; or

          (v) any guarantees of Seller or its Affiliates of the obligations of Seller or the Subsidiary or with respect to the Company, the Company Subsidiary, any Other Assets or any Assumed Liability; or

          (vi) any severance pay paid to Continued Employees under Seller's Separation Pay Plan listed on Section 3.13(a) of the Seller Disclosure Schedule to the extent severance is paid by Seller or its Affiliates to or in respect of Continued Employees pursuant to a final judicial determination or otherwise agreed to by Buyer and any costs incurred by Seller in defending against any claims for severance; or

     (vii) the OIG Liabilities (other than Losses for which indemnification is provided to Buyer by Seller under Section 11.06).

          To the extent any obligation of Buyer in this Section 11.03 may be unenforceable, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties for which Buyer has an indemnification obligation under this Section 11.03.

          (b) No claim may be made against Buyer for indemnification pursuant to Section 11.03(a)(i) unless the aggregate of all Losses of the Seller Indemnified Parties with respect to this Section 11.03(a)(i) shall exceed an amount equal to $25,000,000, and Buyer shall then only be liable for Losses in excess of such $25,000,000 amount. No Seller Indemnified Party shall be indemnified pursuant to Section 11.03(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Seller Indemnified Parties for which the Seller Indemnified Parties have received indemnification pursuant to Section 11.03(a)(i) shall have exceeded $245,000,000. For the purposes of this Section 11.03(b), in computing such individual or aggregate amounts of claims, the adjustments provided in Section 11.05 shall be taken into account.

          (c) Notwithstanding the foregoing, no claim may be made against Buyer for indemnification pursuant to Section 11.03(a)(i)(A), with respect to (i) breaches of the representations and warranties contained in Sections
4.05 and 4.07, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $15,000,000, (ii) breaches of the representations and warranties contained in Sections 4.02 and 4.08, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $5,000,000 and

(iii) breaches of the representations and warranties contained in Sections 4.06, 4.13, 4.14, 4.15, 4.16 and 4.18, in any such case, unless the aggregate of Losses under such section shall exceed an amount equal to $3,000,000; it being understood that, for purposes of Section 11.03(b), Seller shall be liable for all Losses under the foregoing representations and warranties to the extent the thresholds in this Section 11.03(c) are satisfied (subject to the $25,000,000 amount set forth in Section 11.03(b)).

          (d) Seller acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) shall be pursuant to the indemnification provisions set forth in
Article IX and this Section 11.03. In furtherance of the foregoing, Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) it may have against Buyer and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions of Buyer set forth in Article IX and this
Article XI).

          SECTION 11.04. Certain Procedures. (a) A Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") shall give the indemnifying party written notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including Section 11.06), within 30 days of such determination, stating the indemnifiable amount, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expense incurred during the period, if any, from the date that is thirty days after such determination to the date the Indemnified Party provides notice hereunder). If the indemnifying party does not notify the Indemnified Party within 30 days following its receipt of such notice that the indemnifying party disputes its liability to the Indemnified Party under Article XI, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under Article XI and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction pursuant to Section 13.11.

          (b) The obligations and liabilities of the indemnifying party under this Article XI with respect to claims of any third party that are subject to the indemnification provided for in this Article XI ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, such Indemnified Party shall give the indemnifying party written notice of such Third Party Claim within 30 days of the receipt by such Indemnified Party of such notice and shall deliver copies of all notices and documents

(including court papers) received by the indemnified party relating to the Third Party Claim during such 30-day time period; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period, if any, from the date that is thirty days after receipt by the Indemnified Party of such notice to the date the Indemnified Party provides notice hereunder). If an indemnifying party acknowledges in writing its obligation to indemnify an Indemnified Party hereunder against any Losses or other amounts indemnified against that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. In the event an indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the indemnifying party in such defense and the prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the

Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim.

          SECTION 11.05. Adjustments; Limitations on Indemnity. (a) Any amount indemnified against under Article IX or this Article XI (including
Section 11.06) shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such indemnified amount, shall be paid free and clear of any present or future withholding taxes or other similar charges, and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount; provided, however, that (i) the indemnifying party shall be subrogated to the rights of the Indemnified Party to recover amounts under insurance policies of the Indemnified Party with respect to such indemnified amount and (ii) to the extent that the Indemnified Party receives payment of amounts under such policies for Losses for which the indemnifying party has already made payments under this Article XI, the Indemnified Party shall pay over such amounts to the indemnifying party. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the receipt or accrual of any indemnity payment or incurrence or payment of an indemnified amount. Any indemnification payment hereunder shall initially be made without regard to adjustment for net Tax benefit or net Tax cost under this Section 11.05 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit within ten days after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount as the case may be; provided, however, that a net Tax benefit shall not be considered actually realized to the extent such benefit is otherwise taken into account as Seller Tax Items under Section 9.12. The parties shall make any adjusting payment between each other as is required under this Section 11.05 within ten (10) days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit or net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and payments the Indemnified Party and the Indemnifying Party to reflect such adjustment shall be made if necessary within ten (10) days of such determination.

          (b) Seller shall not have any liability under Section 11.02(a) for any consequential, punitive, indirect, special or incidental damages incurred by any Buyer Indemnified Party in connection with any breach by Seller of its representations or covenants other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Buyer Indemnified Party.

          (c) Buyer shall not have any liability under Section 11.03(a) for any consequential, punitive, indirect, special or incidental damages incurred by any Seller Indemnified Party in connection with any breach by Buyer of its representations or covenants other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Seller Indemnified Party.

          SECTION 11.06. Additional Indemnification by Seller. (a) Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all monetary payments required to be made by or on behalf of the Company or the Company Subsidiary (other than criminal fines or penalties imposed upon former or current employees of the Company or the Company Subsidiary) to the United States government or one of the States of the United States or any of their respective departments, branches or agencies (collectively, the "U.S. Governmental Entities") arising out of any investigation or claim by or on behalf of a U.S. Governmental Entity, whether criminal, civil or administrative in nature, which investigation or claim has been settled prior to the Closing Date or is pending as of the Closing Date pursuant to service of subpoena or other written notice of such investigation to Seller, Seller Subsidiary, the Company or the Company Subsidiary, as well as any qui tam proceeding on behalf of any U.S. Governmental Entity for which a complaint was filed prior to the Closing Date whether or not Seller, Seller Subsidiary, the Company or the Company Subsidiary has been served with such complaint or otherwise been notified of the pendency of such action, but only to the extent such investigations or claims arise out of or are related to (A) alleged violations of (1) the federal civil False Claims Act (31 USC ss. 3729, et seq.) and its criminal counterpart (18 USC ss. 287), (2) Criminal Penalties for Acts Involving Federal Healthcare Programs (42 USC ss. 1320a-7b, (3) the Civil Monetary Penalties Law (42 USC ss. 1320a-7a(b)), (4) mail fraud and wire fraud statutes (18 USC ss.ss. 1341 and 1343), (5) false statements (18 USC ss.
1301), (6) conspiracy (18 USC ss. 371), (7) money laundering (18 USC ss. 1956, et seq.), (8) RICO (18 USC ss. 1961), (9) Title II of the Health Insurance Portability and Accountability Act of 1996, (10) Title XVIII of the Social Security Act (42 USC ss.ss. 1395-1395ccc) (the Medicare statute), (11) Title XIX of the Social Security Act (42 USC ss.ss. 1396, et seq.) (the Medicaid statute), (12) the Programs Fraud Civil Remedies Act (31 USC ss.ss. 3801, et seq.), or (13) the federal Anti-

Kickback Act (42 USC ss.ss. 52, et seq.) and (B) such alleged violations are based on the billing or alleged overbilling by the Company or any past or present subsidiary of the Company (or any of their predecessors) of any federal program or agency, or any federally supported state health care program or agency, or any beneficiary of any of them, for services provided to any such beneficiary thereof by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors).

          (b) Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all monetary payments required to be made by or on behalf of the Company or the Company Subsidiary to any Person other than a U.S. Governmental Entity relating to or arising out of the investigations or claims referred to in Section 11.06(a); provided that, to the extent the aggregate monetary payments made after the Closing Date for alleged overbillings for services provided prior to the Closing Date described in this Section 11.01(b) exceed $80,000,000 but are less than $130,000,000, Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from fifty percent (50%) of monetary payments in excess of $80,000,000 but less than $130,000,000. Any amounts paid in settlement by Seller or its Affiliates between the date hereof and the Closing Date with respect to the liabilities which are the subject of this
Section 11.06(b) shall be credited toward the Seller's indemnification obligations under this Section 11.06(b).

          (c) Seller shall indemnify the Buyer Indemnified Parties against or hold them harmless from eighty percent (80%) of any Losses consisting of out-of-pocket costs and expenses relating to the investigations or claims referred to in Sections 11.06(a) and 11.06(b) (including fees and expenses of attorneys, consultants and other agents of the Buyer Indemnified Parties).

          (d) Seller shall not indemnify any Buyer Indemnified Party or hold them harmless from any Losses consisting of any consequential, indirect, special or incidental damages that may be incurred by a Buyer

Indemnified Party in connection with the claims, investigations or other matters referred to in Sections 11.06(a) or 11.06(b), including losses of revenues or profits that may arise as a consequence of the claims or investigations referred to in Sections 11.06(a) or 11.06(b) or the settlements entered into or judgments rendered as a result thereof or as a consequence of any exclusion from participation in any federal or state health care program, or any other consequential, indirect, special or incidental damages that may be incurred by a Buyer Indemnified Party which relate to the billing of any person or any beneficiary of such person by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors) for services provided to any such Person or beneficiary thereof by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors).

          (e) Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to the OIG Liabilities shall be pursuant to the indemnification provisions set forth in this Section 11.06. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it, the Company or the Company Subsidiary may have against Seller and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise with respect to the OIG Liabilities (except pursuant to the indemnification provisions of Seller set forth in Article IX and this Article XI).

          (f) Notwithstanding that Buyer shall have primary responsibility to manage claims and litigations related to the matters covered by this
Section 11.06, Seller shall have the right to approve counsel for defense of such matters and shall have full access to such counsel with respect to such matters. Buyer shall cooperate with the Seller in defense of such matters. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller and counsel of records and information which are reasonably relevant to such matters, and making employees available, at Seller's expense, on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any settlement, compromise or discharge of any matter which is the subject to this Section 11.06 shall require the prior written consent of Seller and, to the extent that any portion of such settlement, compromise or discharge is not fully indemnified by Seller pursuant to Section 11.06(b), Buyer.

          SECTION 11.07. Seller Subsidiary Liability. Seller Subsidiary shall be jointly and severally liable with Seller for all of Seller's obligations under this Article XI.

          SECTION 11.08 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Sections 11.02(a)(i)(A) and 11.03(a)(i)(A) shall terminate when the applicable representation or warranty terminates pursuant to Section 11.01, (b) pursuant to Sections 11.02(a)(i)(B) and 11.03(a)(i)(B) shall terminate on March 31, 2001, and (c) pursuant to the other clauses of Sections 11.02 and
11.03 shall not terminate; provided, however, that as to clauses (a) and
(b), Seller's and Buyer's obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.


                                ARTICLE XII

                                Termination

          SECTION 12.01. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby and by the other Transaction Documents abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of Seller and Buyer;

          (b) by Seller, if any of the conditions set forth in Section
     10.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                  (c) by Buyer, if any of the conditions set forth in
          Section 10.01 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

          (d) by either party hereto, if the Closing does not occur on or prior to September 30, 1999;

          (e) by either party hereto, if, upon a vote at a duly held meeting to obtain the Buyer Stockholders Approval, the Buyer
     Stockholders Approval is not obtained; or

          (f) by either party hereto, if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the sale of the Shares and such order, decree, ruling or other action shall have become final and nonappealable.

provided, however, that the party seeking termination pursuant to Sections 12.01(b), 12.01(c) or 12.01(d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          SECTION 12.02. Consequences of Termination. (a) In the event of termination by Seller or Buyer pursuant to this Article XII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the other Transaction Documents shall be terminated, without further action by either party.

          (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XII, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Sections 5.03(b) and 6.02 relating to the obligation of Seller and Buyer to keep confidential certain information and data obtained by each of them, (ii) Sections 6.11(e) and 7.08 relating to certain fees and expenses, (iii) Section 7.03 relating to publicity, (iv) this Article XII and (v) Article XIII. Nothing in this Article XII shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          SECTION 12.03. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) Each party to this Agreement shall return all documents and other material received from the other party to this Agreement or any of its Affiliates relating to the transactions contemplated hereby and by the other Transaction Documents, whether so obtained before or after the execution hereof, to such other party; and

          (b) all confidential information received by either party to this Agreement with respect to the business of the other party to this Agreement or any of its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                                ARTICLE XIII

                               Miscellaneous

          SECTION 13.01. Interpretation. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto, in the table of contents to this Agreement and in the Seller Disclosure Schedule and the Buyer Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall be deemed set forth for all purposes of such disclosure schedule to the extent relevant. All Exhibits and Schedules annexed heretoor referred to herein and the Seller Disclosure Schedule and the Buyer Disclosure Schedule are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit or the Seller Disclosure Schedule or the Buyer Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          (b) In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". For purposes of Section 7.05, "material amount of assets" means assets from which revenues constituting 5% or more of the combined revenues of Buyer, the Company, the Company

Subsidiary and the Other Assets were derived in 1998. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

          SECTION 13.02. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

          SECTION 13.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer, Seller or Seller Subsidiary (other than by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer, Seller or Seller Subsidiary) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its right to purchase the Shares and the Other Assets hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller or Seller Subsidiary; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
Section 13.03 shall be void.

          SECTION 13.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (including any Continued Employee, Former Employee or Foreign Employee or their respective dependents and beneficiaries), other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 13.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i) if to Buyer,

               Quest Diagnostics Incorporated
               One Malcolm Avenue
               Teterboro, NJ 07608
               Attention: Raymond C. Marier

     with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  Clare O'Brien; and

          (ii) if to Seller or Seller Subsidiary,

               SmithKline Beecham plc
               One New Horizons Court
               Middlesex TW8 9EP
               Brentford England
               Attention:  James R. Beery

     with copies to:

               SmithKline Beecham Corporation
               One Franklin Plaza
               Philadelphia, PA  19102
               Attention:  U.S. General Counsel; and

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
               Attention: Susan Webster

          SECTION 13.06. Attorney Fees. Seller and Seller Subsidiary jointly and severally, in the case of a breach under Article IX, XI or this
Article XIII, or Seller, in the case of a breach under any other Article of this Agreement, if in breach of this Agreement, shall, on demand, indemnify and hold harmless Buyer and Buyer, if in breach of this Agreement, shall, on demand, indemnify and hold harmless Seller for and against all reasonable out-of-pocket expenses, including legal fees, incurred by the other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          SECTION 13.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.07; provided that receipt of copies of such counterparts is confirmed.

          SECTION 13.08. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the other Transaction Documents or in the Confidentiality Agreement.

          SECTION 13.09. Fees. Buyer and Seller hereby represent and warrant that (a) the only brokers or finders that have acted for such party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Morgan Stanley & Co. Incorporated with respect to Seller and Merrill Lynch & Co. with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

          SECTION 13.10. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

          SECTION 13.11. Consent to Jurisdiction. Each of Buyer, Seller and Seller Subsidiary irrevocably submits to the exclusive jurisdiction of (a) a Federal Court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each of Buyer, Seller and Seller Subsidiary agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in a New York state court located in the County of New York. Each of Buyer, Seller and Seller Subsidiary further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.11. Each of Buyer, Seller and Seller Subsidiary irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 13.12. Waiver of Jury Trial. Each of Buyer, Seller and Seller Subsidiary hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby. Each of Buyer, Seller and Seller Subsidiary
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.12.

          SECTION 13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than Section 5-1401 of the New York General Obligations Law.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                            SMITHKLINE BEECHAM PLC,


                                            By /s/ Joseph Harris
                                              ------------------------------
                                              Name:  Joseph Harris
                                              Title: Senior Vice President-
                                                     Strategic Planning and
                                                     Corporate Development

                                            QUEST DIAGNOSTICS
                                            INCORPORATED,


                                            By /s/ Kenneth W. Freeman
                                              ------------------------------
                                              Name:  Kenneth W. Freeman
                                              Title: Chairman and Chief
                                                     Executive Officer


                                             With respect to Articles IX,
                                             XI and XIII only,


                                            SMITHKLINE BEECHAM
                                            CORPORATION,


                                            By /s/ Donald F. Parman
                                              ------------------------------
                                              Name:  Donald F. Parman
                                              Title: Vice President-
                                                     Associate General Counsel